UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

GAYLORD ENTERTAINMENT COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Gaylord Entertainment Company at the Gaylord Opryland Resort and Convention Center in Nashville, Tennessee, on May 7, 2009 at 10:00 a.m. local time.

Details of the business that will be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting, proxy statement and proxy card.

It is important that your shares be represented and voted at the Annual Meeting. If you do not plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you received your Annual Meeting materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet, which are both available at our website, www.gaylordentertainment.com/investorrelations/proxymaterials.htm. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Colin V. Reed
Chief Executive Officer and
Chairman of the Board

GAYLORD ENTERTAINMENT COMPANY
One Gaylord Drive
Nashville, Tennessee 37214
(615) 316-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on Thursday, May 7, 2009

PLACE	Gaylord Opryland Resort and Convention Center 2800 Opryland Drive Nashville, Tennessee 37214

ITEMS OF BUSINESS	(1) To elect as Directors the eleven (11) nominees named in the Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement.

RECORD DATE	You may vote if you were a stockholder of record at the close of business on March 24, 2009.

ANNUAL REPORT	Our 2008 Annual Report to Stockholders, which is not part of the proxy solicitation materials, is also enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. If you do not plan to attend the Annual Meeting, please COMPLETE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the reply envelope or, if you received the proxy materials via email, follow the voting instructions contained in the email. A proxy may be revoked at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

CARTER R. TODD
Secretary

Nashville, Tennessee
April 3, 2009

PROXY STATEMENT

The Board of Directors of Gaylord Entertainment Company (“Gaylord,” the “Company,” “we” or “us”) is soliciting proxies for the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) on May 7, 2009, and any postponements and adjournments of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. A copy of our 2008 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 3, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

The following proxy materials are available for you to review online at our website, www.gaylordentertainment.com/investorrelations/proxymaterials.htm:

•	This Proxy Statement;

•	Form of proxy card;

•	The Company’s 2008 Annual Report to Stockholders (which is not deemed to be part of the official proxy soliciting materials); and

•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission rules, the foregoing website does not use “cookies,” track user moves or gather any personal information.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to elect as directors the eleven (11) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The stockholders will also be asked to vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year. The stockholders also will transact any other business that properly comes before the meeting.

Who may vote?

You may vote if you were a holder of record of shares of our common stock at the close of business on March 24, 2009 (the record date). On the record date, there were 40,939,739 shares of common stock outstanding. On such date, the shares were held by 2,667 holders of record. You are entitled to one vote for each share of common stock held by you as of the record date.

How do I cast my vote?

If you hold the shares in your own name, you can vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares FOR the proposals.

In addition, Gaylord stockholders can vote using the Internet or by phone. To use the Internet, log onto www.proxyvote.com to transmit your voting instructions up until 11:59 p.m. Eastern time on May 6, 2009 (for shares in Gaylord’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 5, 2009). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by phone, dial 1-800-690-6903 using a touch-tone telephone up until 11:59 p.m. Eastern time on May 6, 2009 (for shares in Gaylord’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 5, 2009). Have your proxy card in hand when you call and then follow the instructions.

What if my shares are held in “street name” by a broker?

If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposals to be presented at the Annual Meeting are considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

How are shares in the Company’s 401(k) Savings Plan voted?

Participants in the Company’s 401(k) Savings Plan are entitled to vote the shares held under the 401(k) Savings Plan in their name. To do this you must sign and timely return the proxy card you received with this Proxy Statement. Your proxy card will be considered your confidential voting instructions, and the 401(k) Savings Plan trustee will direct your vote in the manner you indicate on the proxy card. In order to do this, the proxy results for the shares held in the 401(k) Savings Plan will be tabulated by our transfer agent for all plan participants and reported to the 401(k) Savings Plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instructions are not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the 401(k) Savings Plan trustee in direct proportion to the voting results of 401(k) Savings Plan shares for which proxies are received.

What shares are included on my proxy card?

Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to the Company’s 401(k) Savings Plan.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of the shares of our common stock outstanding on the record date, or 20,469,870 shares, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum.” Proxies received but marked as “withhold authority,” “abstain” and/or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How does the Board recommend I vote on each of the proposals?

The Board recommends that you vote: FOR the election of the eleven (11) nominees to the Board of Directors; and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

How do I change my vote?

You can revoke your proxy at any time before the meeting by:

•	submitting a later-dated proxy card by mail, internet or phone (as provided above under “How do I cast my vote?”);

•	giving written notice to Carter R. Todd, the Secretary of the Company, stating that you are revoking your proxy; or

•	attending the Annual Meeting and voting your shares in person.

Who will count the votes?

Representatives of Broadridge will count the votes and act as the independent inspectors of the election.

What if I send in my proxy card and do not specify how my shares are to be voted?

If you send in a signed proxy but do not give any voting instructions, your shares will be: (a) voted FOR election of the eleven (11) nominees to the Board of Directors; and (b) voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

How will the proxies vote on any other business brought up at the Annual Meeting?

We are not aware of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card authorizes Colin V. Reed, Ralph Horn and Carter R. Todd to use their discretion to vote on these other matters.

What are my voting options on the Election of Directors proposal?

You have three choices on the Election of Directors proposal to be voted upon at the Annual Meeting. You may:

•	vote for all of the director nominees as a group;

•	withhold authority to vote for all director nominees as a group; or

•	vote for all director nominees as a group except those nominees you identify on the appropriate line.

How many votes are required to approve the Election of Directors proposal?

Pursuant to our Bylaws, directors must be elected by a plurality of the votes of the shares present (in person or by proxy) and entitled to vote for the election of directors. This means that the eleven (11) nominees receiving the greatest number of votes will be elected as directors. If you withhold authority to vote for a director, your withholding authority will have no effect on the outcome. Broker non-votes also will have no effect on the voting outcome of the election of directors.

How many votes are required to approve the other matters?

For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009 and any other matter that properly comes before the meeting, the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on such matter is required. A proxy card marked “ABSTAIN” will not be counted “for” or “against” any such matter and, if the matter is non-discretionary, broker non-votes will not be counted “for” or “against” any such matter. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, your abstention will have the same effect as a vote against the proposal. As noted above, if any other matter properly comes before the meeting, your signed proxy card authorizes Colin V. Reed, Ralph Horn and Carter R. Todd to use their discretion to vote on any such matter.

Is my vote confidential?

Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential. Except to meet legal requirements, your vote will not be disclosed to us unless:

•	a proxy solicitation is contested;

•	you write comments on the proxy card; or

•	you authorize disclosure of your vote.

This policy does not prevent us from ascertaining which stockholders have voted or from taking actions designed to encourage stockholder voting.

How is this proxy solicitation being conducted?

We will bear the cost of soliciting proxies for the Annual Meeting. We have retained Broadridge to assist in the solicitation and will pay approximately $5,000 for its assistance. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

AGREEMENTS WITH RESPECT TO DIRECTOR NOMINATIONS

Settlement Agreement with TRT Holdings

On March 9, 2009, the Company entered into a settlement agreement (the “TRT Agreement”) with TRT Holdings, Inc., a Delaware corporation (“TRT”), which had previously submitted notice to the Company of its intention to nominate four individuals for election to the Company’s Board of Directors at the Annual Meeting and to solicit proxies for the election of such nominees.

The Company’s Board of Directors currently consists of nine directors. The TRT Agreement provides that, prior to the Annual Meeting, the Board of Directors will increase the size of the Board from nine to eleven directors. Under the terms of the TRT Agreement, TRT is entitled to name two directors for nomination by the Board and inclusion in the Company’s proxy statement for the Annual Meeting and each of the annual meetings of stockholders in 2010 and 2011. The TRT nominees for the Annual Meeting are Robert B. Rowling and David W. Johnson. The TRT Agreement also requires the Board of Directors to nominate seven incumbent directors and two additional independent directors identified by the Nominating and Corporate Governance Committee after consultation with the Company’s stockholders. The TRT Agreement provides that one TRT Nominee will serve on each of the Executive Committee (which is being increased in size to five directors), the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board. In addition, the TRT Agreement provides that the Board will not increase the size of the Board to more than eleven directors prior to the Company’s 2012 annual meeting of stockholders.

By execution of the TRT Agreement, TRT withdrew its nominations to the Board that were set forth in TRT’s letter to the Company dated January 28, 2009 (subject to the Company’s compliance with certain terms of the TRT Agreement) and its demands for stockholder lists and certain books and records of the Company that were set forth in letters to the Company dated January 15, 2009, and January 23, 2009.

Pursuant to the terms of the TRT Agreement, the Company entered into an amended and restated rights agreement (the “Amended Rights Agreement”) with Computershare Trust Company, N.A, as rights agent, pursuant to which the Company amended the rights agreement previously entered into on August 12, 2008. Additionally, in accordance with the terms of the TRT Agreement, the Board adopted a resolution approving, for purposes of Section 203 of the Delaware General Corporation Law, the acquisition by TRT and its affiliates of additional shares of the Company’s common stock in excess of 15% of the outstanding stock of the Company and providing that TRT and its affiliates would not be an “interested stockholder” as defined by Section 203.

Under the terms of the TRT Agreement, TRT is obligated to vote its shares for the full slate of nominees recommended by the Board of Directors for election at the Annual Meeting and each of the 2010 and the 2011 annual meetings of stockholders of the Company. Additionally, TRT and its affiliates are required to vote their shares at the Annual Meeting, each of the annual meetings of stockholders in 2010 and 2011, and any other meeting of the Company’s stockholders prior to the termination date of the TRT Agreement (i) in accordance with the recommendation of the Board of Directors on any stockholder proposal that is put to a vote of stockholders, and (ii) in favor of any proposal made by the Company unless Mr. Rowling (or any other TRT nominee that is an affiliate of TRT) has voted against such proposal in his or her capacity as a member of the Board of Directors. These voting obligations will not, however, apply with respect to the voting of TRT’s shares in connection with an “extraordinary transaction” (as defined in the TRT Agreement).

The TRT Agreement includes a standstill provision restricting TRT from taking certain actions from the date of the TRT Agreement through the termination date of the agreement, including the following:

•	acquiring beneficial ownership of any voting securities in an amount such that TRT would own 22% or more of the outstanding voting securities of the Company;

•	participating in any solicitation of proxies or making public statements in an attempt to influence the voting of the Company’s securities in opposition to the recommendation of the Board of Directors, initiating any shareholder proposals, seeking representation on the Board of Directors (except as contemplated by the TRT Agreement) or effecting the removal of any member of the Board of Directors (provided, that TRT will not be restricted from making a public statement regarding how it intends to vote or soliciting proxies in connection with an extraordinary transaction not involving TRT); and

•	acquiring any assets or indebtedness of the Company (other than bonds or publicly traded debt of the Company, subject to certain limitations set forth in the TRT Agreement).

The TRT Agreement includes certain exceptions to the standstill provision, including if (i) TRT has been invited by the Board of Directors to participate in a process initiated related to the possible sale of the Company, (ii) TRT makes a Qualified Offer (as defined in the Amended Rights Agreement), or (iii) a third party has made an offer to acquire the Company under certain circumstances set forth in the TRT Agreement. The TRT Agreement also provides that each of the Company and TRT will not disparage the other party, subject to certain exceptions set forth in the TRT Agreement. The Company agreed to reimburse TRT for one-half of its expenses incurred in connection with the TRT Agreement, up to a maximum aggregate reimbursement of $200,000.

The termination date under the TRT Agreement is the earliest to occur of (i) the consummation of a “Qualified Offer” as defined in the Amended Rights Agreement, (ii) May 15, 2011, (iii) the date of the last resignation of a TRT nominee from the Board of Directors in accordance with the requirement under the TRT Agreement that TRT will not be entitled to any representation on the Board of Directors if TRT owns less than 5% of the Company’s stock, or (iv) a material breach of the TRT Agreement by the Company that is not cured by the Company within 30 days of notice of such breach by TRT (or, if such material breach or lack of cure is disputed by the Company, upon the rendering of an arbitral award finding such material breach or lack of cure).

Letter Agreement with GAMCO Asset Management

On March 9, 2009, the Company entered into a letter agreement (the “GAMCO Agreement”) with GAMCO Asset Management, Inc. (“GAMCO”), which had previously submitted notice to the Company of its intention to nominate four individuals for election to the Board of Directors at the Annual Meeting.

Under the terms of the GAMCO Agreement, GAMCO is entitled to name two directors for nomination by the Board of Directors and inclusion in the Company’s proxy statement for the Annual Meeting. The GAMCO nominees for the Annual Meeting are Glenn J. Angiolillo and Robert S. Prather, Jr. In addition, the GAMCO Agreement provides that as long as any GAMCO nominee is a member of the Board of Directors, the Company will appoint a GAMCO nominee to each committee of the Board of Directors. By execution of the GAMCO Agreement, GAMCO withdrew (i) its nominations to the Board of Directors (subject to the Company’s compliance with the GAMCO Agreement) that were set forth in GAMCO’s letters to the Company dated February 3 and 5, 2009, and (ii) its stockholder proposal, dated August 18, 2008, recommending the redemption of the rights issued pursuant to the Company’s rights agreement.

The foregoing descriptions of the TRT and GAMCO Agreements are qualified in their entirety by reference to the full text of the agreements, copies of which the Company filed with the Securities and Exchange Commission as exhibits to a Current Report on Form 8-K filed on March 10, 2009.

Costs

The Company estimates that the various costs incurred in connection with preparing for a proxy contest, reaching agreements with the stockholders described above, and reimbursing certain expenses pursuant to the TRT Agreement as noted above total approximately $950,000. In addition, the Company estimates that it incurred costs of approximately $650,000 in connection with the settlement of the Company’s shareholder rights plan litigation, as described in the Company’s Current Report on 8-K filed with the SEC on March 10, 2009.

ELECTION OF DIRECTORS

You may vote on the election of eleven (11) directors to the Board of Directors.

The current Board of Directors consists of nine (9) directors. All of our directors are elected annually. Effective immediately prior to the Annual Meeting, the Board of Directors will be expanded to consist of eleven (11) members. Eleven (11) directors will be elected at the Annual Meeting. All of the nominees with the exception of Messrs. Angiolillo, Johnson, Prather and Rowling are currently directors. The Board expects all of the nominees named below to be available for election. In case any nominee is not available, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card.

Directors will be elected by a plurality of the shares present (in person or by proxy) and entitled to vote for the election of directors. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2010 or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal.

Information About the Nominees for Director

Information concerning the nominees proposed by the Board for election as directors is set forth below.

Glenn J. Angiolillo	Nominee for Director. Age 55.

Mr. Angiolillo is President of GJA Management Corp., a consulting and advisory firm specializing in wealth management, a position he has held since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood, where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. Mr. Angiolillo serves on the board of directors of insurance company NYMAGIC, Inc. and telecommunications provider LICT Corp., formerly known as Lynch Interactive Corp.

Michael J. Bender	Director since 2004. Age 47.

Mr. Bender is VP/Regional General Manager of retailer Wal-Mart Stores, Inc., with overall responsibility for a group of stores in the western United States, a position he has held since February 2009. From 2003 through 2007, Mr. Bender served as the President/General Manager of the Retail and Alternate Care business of healthcare retailer Cardinal Health. Prior to joining Cardinal Health, Mr. Bender was Vice President of Store Operations for clothing retailer Victoria’s Secret Stores. Mr. Bender also spent 14 years with beverage company PepsiCo in a variety of sales, finance and operating roles.

E. K. Gaylord II	Director since 1977. Age 51.

Mr. Gaylord served as the Company’s Chairman of the Board from May 1999 through April 2001. He served as interim President and Chief Executive Officer of the Company from July 2000 until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999. He was the President of the privately-held Oklahoma Publishing Company from June 1994 until December 2002. Mr. Gaylord has been Chairman of the privately-held sports management firm Gaylord Sports Management since January 2004 and Chairman of Medtrust Online, a privately-held healthcare services firm, since 2007. Mr. Gaylord is also a member of the Board of Trustees of the Scottsdale Healthcare Foundation.

Ralph Horn	Director since 2001. Age 68.

Mr. Horn served as the Chairman of the Board of financial services company First Tennessee National Corporation (now First Horizon National Corporation) and First Tennessee Bank, National Association, its principal subsidiary, from 1996 until his retirement in December 2003. Mr. Horn served as Chief Executive Officer of First Tennessee National Corporation from 1994 through 2002 and as its President from 1991 through 2001. Mr. Horn is a director of Mid-America Apartment Communities, Inc., an owner of apartment communities.

David W. Johnson	Nominee for Director. Age 47.

Mr. Johnson is President and CEO of Aimbridge Hospitality, a privately-held hotel management company. Prior to joining Aimbridge as President and CEO in April 2003, Mr. Johnson spent 17 years at hospitality company Wyndham International in various capacities, including Executive Vice President/Chief Marketing Officer and President of Wyndham Hotels. He currently serves as a Director of the Juvenile Diabetes Research Foundation International and is a Director and Vice Chair of Development for Meeting Professionals International.

Ellen Levine	Director since 2004. Age 66.

Ms. Levine is Editorial Director of Hearst Magazines, one of the world’s largest magazine publishers. Prior to assuming this role in 2006, Ms. Levine had served as Editor-in-Chief of the Hearst publication Good Housekeeping since 1994. In 2000, she was instrumental in founding O, The Oprah Magazine, and continues to serve as its Editorial Consultant. Ms. Levine also served as Editor-in-Chief of Redbook (1990-1994) and Woman’s Day (1982-1990) and as a Senior Editor of Cosmopolitan (1976-1982).

Robert S. Prather, Jr.	Nominee for Director. Age 64.

Mr. Prather has been President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television, Inc. from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. Mr. Prather also has served as Chairman of the Board of Directors at Triple Crown Media, Inc., a publishing and communication company, since December 2005. He served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company, from 1992 until its merger into Triple Crown Media, Inc. in December 2005. Mr. Prather is also a member of the Board of Directors of GAMCO Investors, Inc., the parent company of GAMCO Asset Management, Inc.

Colin V. Reed	Director since 2001. Age 61.

Mr. Reed has served as Chief Executive Officer and a director of the Company since April 2001, and Mr. Reed was also elected Chairman of the Board of Directors of the Company in May 2005. From April 2001 until November 2008, Mr. Reed also served as President of the Company. Prior to joining the Company, Mr. Reed had served as a member of the three-executive Office of the President of gaming company Harrah’s Entertainment, Inc. since May 1999, and he had served as Harrah’s Chief Financial Officer since April 1997. Mr. Reed also was a director of Harrah’s from 1998 to May 2001. Mr. Reed served in a variety of other management positions with Harrah’s and its predecessor, hotel operator Holiday Corp., since 1977. Mr. Reed is a director of First Horizon National Corporation.

Michael D. Rose	Director since 2001. Age 67.

Mr. Rose served as Chairman of the Board of the Company from April 2001 through May 2005 and has served as Chairman of the Executive Committee of the Board of the Company since May 2005. Mr. Rose currently serves as Chairman of the Board of Directors of First Horizon National Corporation. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, a privately held investment firm. In 1995, Mr. Rose became Chairman of the Board of both hotel operator Promus Hotel Corporation and Harrah’s Entertainment, Inc. when the two companies split into two publicly-traded companies. He retired from the Boards of Harrah’s in 1996 and Promus in 1997. Mr. Rose also served as Chairman from 1990 to 1995, and Chief Executive Officer from 1990 to 1994, of the Promus Companies, Incorporated. Mr. Rose is also a director of restaurant operator Darden Restaurants, Inc. and food manufacturer General Mills, Inc.

Michael I. Roth	Director since 2004. Age 63.

Mr. Roth is Chairman and Chief Executive Officer of The Interpublic Group of Companies, Inc., a global marketing services company. He was appointed Interpublic’s Chief Executive Officer in January of 2005. Prior to becoming Chairman of Interpublic in July 2004, Mr. Roth had been a member of Interpublic’s Board of Directors since 2002. Previously, Mr. Roth was Chairman of the Board and Chief Executive Officer of financial services company The MONY Group Inc. and its predecessor entities since 1997. Mr. Roth is also a director of office technology provider Pitney Bowes, Inc.

Robert B. Rowling	Nominee for Director. Age 55.

Mr. Rowling served as the Chairman of the Board of TRT Holdings, Inc., a privately-owned, diversified holding company with primary interests in hospitality, energy, fitness and real estate, from 1996 to 2009. Among the companies Mr. Rowling has built are Tana Oil & Gas Corporation (subsequently merged with Texaco), Teco Pipeline Company (subsequently merged with Pacific Gas & Electric) and Omni Hotels, which has expanded to include over 40 hotels and resorts since TRT Holdings, Inc.’s purchase of Omni Hotels in 1996. Mr. Rowling is also a director of financial services company Guaranty Financial Group Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

Information About the Directors Not Standing for Reelection

Information concerning the current directors who are not standing for reelection is set forth below.

R. Brad Martin	Director since 2006. Age 57.

Mr. Martin is Chairman of RBM Venture Company, a private investment company. Prior to his retirement in 2007, Mr. Martin was Chief Executive Officer of clothing retailer Saks Incorporated and its predecessor companies, a position he had held since 1989. Mr. Martin is a director of Lululemon Athletica Inc., an athletic apparel retailer, First Horizon National Corporation, restaurant operator Ruby Tuesday, Inc. and clothing retailer Dillard’s Inc.

E. Gordon Gee	Director since 2002. Age 65.

Mr. Gee is President of Ohio State University, a position he has held since October 2007. Previously, Mr. Gee was Chancellor of Vanderbilt University, a position he had held since August 2000. Mr. Gee was President of Brown University from January 1998 until January 2000 and was President of Ohio State University from September 1990 to January 1998. Mr. Gee is a member of the board of directors of toymaker Hasbro, Inc., mutual insurance company Grange Insurance Companies and coal producer Massey Energy Company.

Corporate Governance

Our business is managed under the direction of the Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors held 14 meetings during 2008. All incumbent directors seeking reelection attended at least 75% of the Board meetings and meetings of the committees of the Board on which the directors served during their tenure on the Board.

Our non-management directors meet in regularly scheduled executive sessions, and they have selected Ralph Horn to serve as the presiding or lead director of these executive sessions. A description of the duties of the lead director is also posted on our web site at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page).

We have adopted Corporate Governance Guidelines governing the conduct of our Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, are all posted on our web site at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page).

We have also adopted a Code of Ethics which is applicable to all employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available on our web site at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page). We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) at this location on our website.

We will provide a copy of our Corporate Governance Guidelines, our committee charters or our Code of Ethics (and any amendments or waivers) to any stockholder or other person upon receipt of a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board of Directors to attend the Annual Meeting of Stockholders. All of the directors then in office attended the 2008 Annual Meeting of Stockholders.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2009. Our Board of Directors determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director. In making this assessment, the Board looks not only at relationships from the director’s standpoint, but also at relationships of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the requirements of, and applies the standards set forth by, both the New York Stock Exchange (as set forth in Section 303A.02 of the listed company manual) and the Securities and Exchange Commission.

During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, or their affiliates, and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that, with the exception of Colin V. Reed and Michael D. Rose, all of the current directors of the Company are independent of the Company and its management. The Board of Directors has also conducted a similar review with respect to Messrs. Angiolillo, Johnson, Prather and Rowling in connection with their nomination to the Board of Directors and has determined that all are independent of the Company and its management.

Committees of the Board

The Board maintains an Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee to facilitate and assist the Board in the execution of its responsibilities. The table below shows current membership for each of the standing Board committees:

	Human	Nominating and
Audit	Resources	Corporate Governance

R. Brad Martin*† Michael J. Bender E. K. Gaylord II Ralph Horn	Michael I. Roth* Ralph Horn E. Gordon Gee† Ellen Levine	Ralph Horn* E. Gordon Gee† Ellen Levine

*	Committee Chair
†	Director will not be standing for reelection at the Annual Meeting.

In accordance with New York Stock Exchange listing standards, all the committees are comprised solely of non-employee, independent directors.

Following the Annual Meeting, the Board of Directors will appoint the members of each of the standing Board committees. Under the terms of the TRT Agreement, Mr. Rowling will be appointed to the Human Resources Committee, and Mr. Johnson will be appointed to the Nominating and Corporate Governance Committee. In addition, under the terms of the GAMCO Agreement, one of the GAMCO nominees (Messrs. Angiolillo and Prather) will be appointed to each of the standing committees of the Board of Directors.

The Audit Committee

The Audit Committee is responsible for:

•	overseeing the integrity of our financial information, the performance of our internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	meeting with our independent registered public accounting firm and with our director of internal audit concerning, among other things, the scope of audits and reports; and

•	reviewing the work programs of our independent registered public accounting firm and the results of its audits.

The Board has determined that all the members of the Audit Committee are financially literate pursuant to the New York Stock Exchange rules. The Board also has determined that Mr. Martin, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning stipulated by the Securities and Exchange Commission.

In 2008, the Audit Committee met seven times.

The Human Resources Committee

The Human Resources Committee is responsible for:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;

•	reviewing and approving the Chief Executive Officer’s objectives, performance and compensation;

•	administering our equity incentive plan; and

•	reviewing and approving compensation for executive officers and directors.

The Committee has also delegated to the Chief Executive Officer the authority to make limited equity grants to new members of the Company’s management team to allow such grants to be made in a timely manner, as the Committee generally only meets on a quarterly basis. Equity grants under this delegation of authority may only be made as initial equity grants to newly hired executives (other than officers subject to Section 16 of the Securities Exchange Act of 1934) and on the same terms and conditions as were applied by the Committee in its most recent prior equity grants. In addition, equity grants under this delegation of authority to any one executive are limited to 12,500 shares granted as stock options (or similar awards such as stock appreciation rights) or 6,250 restricted shares (or similar awards such as restricted stock units or performance shares).

For additional information regarding the Committee’s processes and procedures for considering and determining executive and director compensation, see “Compensation Discussion and Analysis” below. The Committee engages a competent executive compensation consultant, who is independent of conflicts with Board members or Company management. The compensation consultant assists the Committee in determining if its strategies and plans are advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. Each year, at the Committee’s request, the compensation consultant performs several analyses, including internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance, to assist the Committee in its review. In 2008, the Human Resources Committee met five times.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;

•	developing and recommending changes and modifications to our corporate governance guidelines and a code of conduct to the Board;

•	monitoring and enforcing compliance with our corporate governance guidelines, certain provisions of our code of conduct and other policies; and

•	advising the Board on corporate governance matters.

In 2008, the Nominating and Corporate Governance Committee met four times.

A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually by the Nominating and Corporate Governance Committee to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.

The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. To date the Committee has not engaged a third party to identify prospective nominees. The Committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth below in “Additional Information— Stockholder Nominations of Candidates for Board Membership.”

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and

•	the extent to which the prospective nominee contributes to the range of knowledge, skill and experience appropriate for the Board.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

New directors participate in an orientation program that includes discussions with senior management, background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee (which functions as our compensation committee) is comprised entirely of independent directors. In addition, there are no relationships among our executive officers, members of the Human Resources Committee or entities whose executives serve on the Board of Directors or the Human Resources Committee that require disclosure under applicable regulations of the Securities and Exchange Commission.

2008 Compensation of Directors

Summary of Compensation.  As described more fully below, this chart summarizes the annual compensation for the Company’s non-employee directors, as well as Mr. Rose (who serves as Chairman of the Executive Committee of the Board of Directors), during 2008:

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)	(f)(4)	(g)	(h)

Michael J. Bender	$73,500	$83,475	$15,425	—	—	– 0 –	$172,400
E. K. Gaylord II	72,000	83,475	– 0 –	—	—	– 0 –	155,475
E. Gordon Gee	72,500	57,795	– 0 –	—	—	– 0 –	130,295
Ralph Horn	92,500	57,795	– 0 –	—	—	– 0 –	150,295
Ellen Levine	80,000	57,795	26,566	—	—	– 0 –	164,361
R. Brad Martin	85,000	83,475	– 0 –	—	—	– 0 –	168,475
Michael I. Roth	77,500	83,475	8,991	—	—	– 0 –	169,966
Michael D. Rose(5)	58,500	57,795	18,830	—	—	68,073	203,198

(1)	The dollar amount listed in this column represents retainer fees actually paid in cash to each director or deferred pursuant to the Director Deferred Compensation Plan, described more fully below. The annual retainer fee for service on the Board of Directors and its committees is payable quarterly. Due to the timing of the payments and changes in committee assignments in 2008, the amounts listed in this column may not necessarily correspond to the amounts listed below under “Cash Compensation of Directors.”

(2)	Represents the proportionate amount of the total value of stock awards to directors recognized as an expense during 2008 for financial accounting purposes under SFAS 123R, disregarding for this purpose the estimate of forfeitures relating to service-based vesting conditions. See Note 11 to our consolidated financial statements for the three years ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009, for the assumptions made in determining SFAS 123R values. The SFAS 123R value as of the grant date for stock awards is spread over the number of months of service required for the grant to become non-forfeitable, so the ratable amounts expensed for the 2008 grant, as well as prior-year grants, are included in this column. As described more fully below in “Equity Compensation of Directors” below, on May 6, 2008, each director listed above received an annual grant of 1,500 restricted stock units, which will vest fully on May 6, 2009. The grant date fair value of the stock award to each director was $44,955.

(3)	Represents the proportionate amount of the total value of option awards to directors recognized as an expense during 2008 for financial accounting purposes under SFAS 123R, disregarding for this purpose the estimate of forfeitures relating to service-based vesting conditions. See Note 11 to our consolidated financial statements for the three years ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009, for the assumptions made in determining SFAS 123R values. The SFAS 123R value as of the grant date for option awards is spread over the number of months of service required for the grant to become non-forfeitable, so the ratable amounts expensed for prior-year grants are included in this column. As described more fully below in “Equity Compensation of Directors,” prior to 2007 each director listed above received an annual grant of options and an initial grant of options upon election to the board of directors. At December 31, 2008, the aggregate number of option awards held by each director listed above was as follows: Michael Bender — 17,500; E. K. Gaylord II — 199,500; E. Gordon Gee — 37,000; Ralph Horn — 37,000; Ellen Levine — 20,000; R. Brad Martin — 0; Michael D. Rose — 210,000; and Michael I. Roth — 25,000.

(4)	Mr. Gaylord, Mr. Horn and Mr. Martin have elected to defer their annual retainer for service on the Board and committees pursuant to the Company’s Director Deferred Compensation Plan described in “Cash Compensation of Directors” below. No amount is reported in this column as a result of the fact that above-market or preferential earnings are not available under such plan.

(5)	Mr. Rose agreed to serve as Chairman of the Executive Committee of the Board of Directors pursuant to an agreement with the Company which expires on May 1, 2009. The amount set forth above under the heading “Fees Earned or Paid in Cash” represents the cash compensation paid to Mr. Rose pursuant to this agreement. The amount set forth above under the heading “All Other Compensation” represents the value of the other compensation paid to Mr. Rose pursuant to this agreement and is comprised of the following: Company 401(k) plan matching contributions — $2,844; premiums for group term life insurance not generally made available to the other officers or employees of the Company — $5,575; premiums for long-term disability insurance not generally made available to the other officers or employees of the Company — $2,367; car allowance — $12,600; payment of business expenses, including office rental — $28,757; financial counseling and tax preparation services — $15,000; and executive physical examination fees — $930. In 2008 there was no incremental cost associated with a one-time personal use of the Company plane attributable to Mr. Rose.

Cash Compensation of Directors.  The Human Resources Committee reviews and recommends the compensation for directors. Directors who are not employees of the Company are compensated for their service as a director as follows:

Compensation Item	Amount

Fees Payable to All Directors
Annual Retainer	$50,000
Fees Payable to Audit Committee Members
Audit Committee Chair	20,000
Other Audit Committee Members	10,000
Fees Payable to Human Resources Committee Members
Human Resources Committee Chair	12,500
Other Human Resources Committee Members	7,500
Fees Payable to Nominating and Corporate Governance Committee Members
Nominating and Corporate Governance Committee Chair	12,500
Other Nominating and Corporate Governance Committee Members	7,500

In addition, each non-employee director receives a fee of $1,500 for each meeting of the Board of Directors attended.

Pursuant to the Company’s Director Deferred Compensation Plan, non-employee directors may defer the fees described above into this plan until their retirement or resignation from the Board. Earnings on fees deferred under this plan accrue based on either, at the participant’s election, the performance of the Company’s common stock or the performance of a pre-determined investment allocation. Currently three directors (Messrs. Gaylord, Horn and Martin) participate in this plan.

Directors who are employed by the Company do not receive cash compensation for their service as directors. As described above, Mr. Rose receives cash compensation pursuant to the terms of his agreement with the Company pursuant to which he agreed to serve as Chairman of the Executive Committee of the Board of Directors. All directors are reimbursed for expenses incurred in attending meetings.

Equity Compensation of Directors.  Each newly-elected non-employee director receives a grant of 3,000 restricted stock units, vesting fully on the first anniversary of the date of grant, pursuant to our 2006 Omnibus Incentive Plan, described below. In addition, each non-employee director as well as Mr. Rose receives, as of the date of the first board meeting following our annual meeting of stockholders, an annual grant of 1,500 restricted stock units, vesting fully on the first anniversary of the date of grant, pursuant to our 2006 Omnibus Incentive Plan.

Until restricted stock units vest and shares of common stock are issued in conversion of the restricted stock units, the director does not have any rights as a stockholder of the Company with respect to such shares, other than the right to receive a cash payment equal to any dividends paid on the common stock. The restricted stock units permit a director to defer the issuance of the common stock to be issued upon conversion of the restricted stock units to a specific date in the future or until the director’s date of retirement from the Board of Directors, whichever comes first. Shares of common stock issued upon conversion of restricted stock units must be held until six months after the conclusion of a director’s service on the Board of Directors.

Prior to 2007, newly-elected non-employee directors received a one-time grant of a non-qualified stock option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the grant date (as defined under the terms of the applicable equity incentive plan), vesting ratably over a four-year period, with one-fourth vesting annually beginning the first year after the date of grant. In addition, prior to 2007, each non-employee director received, as of the date of the first board meeting following our annual meeting of stockholders, an annual grant of a non-qualified stock option to purchase 5,000 shares of common stock, at an exercise price equal to the fair market value of our common stock on the grant date (as defined under the terms of the applicable equity incentive plan), vesting on the first anniversary of the award date. These options generally had a term of ten years.

Director Stock Ownership Guidelines.  In 2006, the Board of Directors adopted stock ownership guidelines for non-employee directors. The guidelines provide that directors must hold a minimum of

5,000 shares of our common stock, with a five-year time period from the date of adoption of the guidelines in which to comply with such requirement. Unvested shares of restricted stock or shares of common stock issuable upon conversion of outstanding restricted stock units will be credited toward this requirement.

COMMUNICATIONS WITH MEMBERS OF THE BOARD

Direct Communications with Board Members

Stockholders, employees and other parties interested in communicating directly with members of the Board of Directors (including our non-management directors) may do so by writing to Corporate Secretary, Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214. As set forth in the Corporate Governance Guidelines, the Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. In addition, stockholders, employees and other interested parties may communicate directly with the lead non-management director (Mr. Ralph Horn), individual non-management directors or the non-management directors as group by email at boardofdirectors@gaylordentertainment.com.

Reporting of Ethical Concerns to the Audit Committee of the Board

The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors or others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. Matters may be reported as follows:

•	if you are an employee, contact your manager or human resources representative first (unless the matter involves such person)

•	or contact our General Counsel:

Carter R. Todd
One Gaylord Drive
Nashville, TN 37214
615-316-6186

•	or call the Ethics Hot Line at 1-888-736-9830-on an identified or anonymous basis.

TRANSACTIONS WITH RELATED PERSONS

Since the beginning of the Company’s last fiscal year, there were no related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, other than the settlement agreements with TRT Holdings, Inc. and GAMCO Asset Management, Inc. (each of which owns greater than five percent of the Company’s common stock), as described under “Agreements with respect to Director Nominations” above. These agreements were negotiated third-party transactions and were reviewed and negotiated by the Company’s legal department and approved by the Company’s full Board of Directors, including each member of the Audit Committee.

Our policies and procedures for the review, approval or ratification of related person transactions (including those required to be disclosed under Item 404(a) of Regulation S-K) are outlined in the charter of the Audit Committee of the Board of Directors and are as follows: Possible related person transactions are first screened by the Company’s legal department for materiality and then sent to the Audit Committee of the Board for review, discussion with the Company’s management and independent registered public accounting firm and approval. In its discretion, the Audit Committee may also consult with the Company’s legal department or external legal counsel. Audit Committee review and approval of related person transactions would be evidenced in the minutes of the applicable Audit Committee meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2009 (unless otherwise noted) for:

•	each of our directors and director nominees;

•	each of our named executive officers (the executive officers named in the Summary Compensation Table below);

•	each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 40,939,739 voting shares outstanding as of March 24, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 24, 2009 or the vesting of restricted stock units which are scheduled to vest within 60 days of March 24, 2009 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. Unless otherwise indicated, the address for each person listed in the table is our principal office.

	Number of Shares		Percent
Name	Owned		of Class

Glenn J. Angiolillo, Director Nominee	0		*
Michael J. Bender, Director	20,500	(1)	*
E. K. Gaylord II, Director	450,174	(2)	1.1%
E. Gordon Gee, Director	40,000	(3)	*
Ralph Horn, Director	54,000	(3)	*
David W. Johnson, Director Nominee	0		*
Ellen Levine, Director	23,000	(4)	*
R. Brad Martin, Director	6,000	(5)	*
Robert S. Prather, Jr., Director Nominee	0		*
Colin V. Reed, Director and Named Executive Officer	1,481,497	(6)	3.5%
Michael D. Rose, Director	264,799	(7)	*
Michael I. Roth, Director	30,640	(8)	*
Robert B. Rowling, Director Nominee	6,370,030	(9)	15.6%
David C. Kloeppel, Named Executive Officer	447,615	(10)	1.1%
John P. Caparella, Named Executive Officer	118,777	(11)	*
Mark Fioravanti, Named Executive Officer	155,964	(12)	*
Carter R. Todd, Named Executive Officer	33,000	(13)	*
Melissa Buffington, Named Executive Officer	41,900	(14)	*
GAMCO Asset Management, Inc.	5,456,113	(15)	13.3%
T. Rowe Price Associates, Inc.	4,394,600	(16)	10.7%
Columbia Wanger Asset Management, L.P.	4,130,000	(17)	10.1%
Current executive officers and directors as a group (14 persons)	3,182,085	(18)	7.4%

*	Less than 1%

(1)	Includes 17,500 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 24, 2009.

(2)	Includes 206,500 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 24, 2009.

(3)	Includes 37,000 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2009. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 24, 2009.

(4)	Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of March 1, 2009. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 24, 2009.

(5)	Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 24, 2009.

(6)	Includes 1,013,750 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Includes 385,242 shares credited to Mr. Reed’s SERP (each of which is the economic equivalent of one share of the Company’s common stock and is payable solely in shares of common stock following Mr. Reed’s termination of employment with the Company). Mr. Reed does not have voting power or investment power with respect to the shares credited to Mr. Reed’s SERP, and his sole right with respect to these shares is to receive some or all of these shares upon termination of his employment in accordance with the terms of Mr. Reed’s employment agreement, depending upon the nature of such termination. See “Nonqualified Deferred Compensation” below for a further discussion of Mr. Reed’s SERP. Does not include 170,000 shares of common stock issuable upon the vesting of restricted stock unit awards granted pursuant to the 2003 PARSUP Program, which will vest on December 31, 2011 or upon termination of Mr. Reed’s employment, whichever occurs first, as well as 182,000 shares of common stock issuable upon the vesting of restricted stock unit awards, which vest on February 4, 2012, subject to the satisfaction of certain performance metrics. See “Compensation Discussion and Analysis” below for a further discussion of these restricted stock unit awards.

(7)	Includes 210,000 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 24, 2009.

(8)	Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Includes 1,500 shares of common stock issuable upon the vesting of restricted stock unit awards on May 24, 2009.

(9)	Based upon information set forth in Form 4, filed with the Securities and Exchange Commission on March 16, 2009, and Amendment No. 3 to Schedule 13D, filed with the Securities and Exchange Commission on January 28, 2009, by TRT Holdings, Inc. and Robert B. Rowling. Mr. Rowling indirectly owns all of the shares of the Company held by TRT Holdings, Inc. due to his ownership of all of the shares of Class B Common Stock of TRT Holdings, Inc. TRT Holdings, Inc. has sole voting and dispositive power with respect to 6,370,030 shares. The address for TRT Holdings, Inc. is 600 East Las Colinas Blvd., Suite 1900, Irving, Texas 75039.

(10)	Includes 4,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 24, 2009 and 362,500 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Does not include 75,000 shares of common stock issuable upon the vesting of restricted stock unit awards, which vest on February 4, 2012, subject to the satisfaction of certain performance metrics. See “Compensation Discussion and Analysis” below for a further discussion of these restricted stock unit awards.

(11)	Includes 91,125 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Does not include 75,000 shares of common stock issuable upon the vesting of restricted stock unit awards, which vest on February 4, 2012, subject to the satisfaction of certain performance metrics. See “Compensation Discussion and Analysis” below for a further discussion of these restricted stock unit awards.

(12)	Includes 121,000 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Does not include 20,000 shares of common stock issuable upon the vesting of restricted stock unit awards, which vest on February 4, 2012, subject to the satisfaction of certain performance metrics. See “Compensation Discussion and Analysis” below for a further discussion of these restricted stock unit awards.

(13)	Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Does not include 20,000 shares of common stock issuable upon the vesting of restricted stock unit awards, which vest on February 4, 2012, subject to the satisfaction of certain performance metrics. See “Compensation Discussion and Analysis” below for a further discussion of these restricted stock unit awards.

(14)	Consists of 41,900 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Does not include 3,750 shares of common stock issuable upon the vesting of restricted stock unit awards, which vest on February 4, 2012, subject to the satisfaction of certain performance metrics. See “Compensation Discussion and Analysis” below for a further discussion of these restricted stock unit awards.

(15)	Based upon information set forth in Form 3, filed with the Securities and Exchange Commission March 20, 2009, and Amendment No. 34 to Schedule 13D, filed with the Securities and Exchange Commission on March 10, 2009, jointly by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”) and MJG Associates, Inc. (“MJG”). Gabelli Funds, GAMCO and GSI are affiliates of GGCP, Inc., formerly Gabelli Group Capital Partners, Inc. (“GGCP”), and GAMCO Investors, Inc., formerly Gabelli Asset Management Inc. (“GBL”). Mario J. Gabelli is the majority stockholder and Chief Executive Officer of GGCP and Chairman and Chief Executive Officer of GBL, and he is the sole shareholder, director and employee of MJG. Gabelli Funds has sole voting and dispositive power with respect to 1,121,370 shares. GAMCO has sole voting power with respect to 4,155,243 shares and sole dispositive power with respect to 4,331,743 shares. GSI has sole voting and dispositive power with respect to 3,000 shares. The address for all of these persons is One Corporate Center, Rye, New York 10580.

(16)	Based on information set forth in Amendment No. 2 to Schedule 13G, filed with the Securities and Exchange Commission on February 11, 2009. These securities are owned by various individual and institutional investors (including T. Rowe Price Mid-Cap Growth Fund, Inc., which owns 2,500,000 shares, representing 6.1% of the shares outstanding), which T. Rowe Price Associates (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates and its affiliates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)	Based on information set forth in Amendment No. 2 to Schedule 13G, filed with the Securities and Exchange Commission on February 6, 2009 by Columbia Wanger Asset Management, L.P. (“CWAM”). CWAM has sole voting power with respect to 3,825,000 shares and sole dispositive power with respect to 4,130,000 shares. The shares listed include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by CWAM. The address for CWAM is 227 West Monroe Street, Suite 300, Chicago, Illinois 60606.

(18)	Includes 4,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 24, 2009 and 2,261,250 shares issuable upon the exercise of options exercisable within 60 days of March 24, 2009. Includes 385,242 shares credited to Mr. Reed’s SERP as noted above. Includes 12,000 shares of common stock issuable upon the vesting of restricted stock unit awards that vest within 60 days of March 24, 2009. Does not include 545,750 shares of common stock issuable upon the vesting of restricted stock unit awards that do not vest within 60 days of March 24, 2009. Does not include shares beneficially owned by director nominees or former executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Human Resources Committee (the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s named executive officers and the other senior executive officers is fair, reasonable and competitive. The Committee is also responsible for overseeing the Board’s and management’s evaluation of the performance of the named executive officers and administering the Company’s cash- and equity-based incentive plans. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. The Committee’s charter may be viewed in full on the Company’s website, www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page).

The Committee is comprised solely of “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in Section 303A.02 of the New York Stock Exchange corporate governance listing standards, in each case as determined by our Board of Directors. In addition to a determination of independence, the Nominating and Governance Committee of our Board recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee.

The Decision-Making Process and the Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Company’s named executive officers. The Company’s Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Committee). Recommendations based on these reviews are discussed with the Committee. The Committee then discusses and approves compensation for each named executive officer, based on such factors as the compensation analysis performed by the Committee’s external compensation consultant, the Chief Executive Officer’s assessment of individual performance and the Company’s performance. Since 2007, the Committee has engaged Watson Wyatt & Company (“Watson Wyatt”) to assist the Committee and the Company in reviewing the Company’s compensation strategies and plans.

The process is similar for determining compensation for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets in executive session to discuss and set his compensation, based on the compensation analysis performed by the Committee’s external compensation consultant and the Committee’s assessment of the Chief Executive Officer’s performance and the Company’s performance.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that rewards the achievement of specific annual and long-term goals by the Company and which aligns the named executive officers’ interests with those of the stockholders by rewarding performance commensurate with achievement, with the ultimate objective of increasing long-term stockholder value. The Committee evaluates compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions, including each named executive officer, and that compensation provided to these employees is competitive in the marketplace. The principal objective of the Company is to maximize long-term stockholder value through the development and enhancement of the Company’s business.

To further that objective, the Company’s executive compensation program is designed to:

•	attract, retain and reward management personnel by providing competitive pay for each position, with the general intent of establishing total compensation in the range of the 50th to 75th percentile of total compensation data, based on data derived by Watson Wyatt from several broad-based market wide studies (using a regression analysis to adjust for differences in the size of the surveyed companies compared to the Company), as described in more detail below;

•	align executive and stockholder interests by rewarding performance that enhances stockholder value; and

•	provide appropriate incentives for executives to achieve Company, business unit and individual performance goals.

The Committee believes that a substantial portion of each named executive officer’s compensation should be based on the Company’s achievements, as well as the named executive officer’s own performance compared to relevant goals. The Committee’s compensation philosophy for each named executive officer, therefore, emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices and total cash and total direct compensation positioning, as well as other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent.

In view of the current economic and financial environment, the Committee also has been mindful, when reviewing the design and operation of the Company’s incentive compensation arrangements, of the relationship between the performance objectives and target levels used in connection with incentive awards and the Company’s risk management policies and practices. The Committee believes that the combination of cash and equity incentives reflected in the Company’s executive compensation program does not encourage our executives to take excessive or unnecessary risks that threaten the value of the Company.

Compensation Programs for 2008

In determining total compensation for 2008, the Committee relied on the results of its assessment of the performance, responsibilities, expectations and experience of each named executive officer. The Committee also reviewed data derived by Watson Wyatt from several broad-based market-wide studies prepared by Watson Wyatt and other third-party consultants in order to obtain a general understanding of current compensation practices. These market-wide studies were comprised of companies operating in various markets and industries (excluding financial companies) with a revenue size and other characteristics generally comparable to that of the Company. When preparing the data derived from these studies delivered to the Committee, Watson Wyatt used a regression analysis to adjust for differences in the size of the surveyed companies compared to the Company. In addition, for purposes of structuring the Company’s compensation program, the Committee also reviewed data compiled by Watson Wyatt regarding the structure of compensation programs at the following companies:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corporation

•	Choice Hotels International, Inc.

•	Host Hotels & Resorts, Inc.

•	Interstate Hotels & Resorts, Inc.

•	Isle of Capri Casinos, Inc.

•	Las Vegas Sands Corp.

•	Marriott International, Inc.

•	Penn National Gaming, Inc.

•	Pinnacle Entertainment, Inc.

•	Royal Caribbean Cruises Ltd.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Station Casinos, Inc.

•	Strategic Hotels & Resorts, Inc.

•	Vail Resorts, Inc.

•	Wyndham Worldwide Corp.

These companies were selected as peers for purposes of structuring the Company’s compensation program because of their industry classification and the existence of publicly available data with respect to such companies.

The components of total executive compensation for 2008 are described in detail below. The primary components of the 2008 program were cash compensation, consisting of a mix of base salary and annual cash incentive plan compensation, as well as long-term performance-based equity incentives. The Company also provides retirement benefits and certain perquisites and other personal benefits.

Target Total Compensation.  In 2008, the Committee attempted to provide a total compensation package to each named executive officer that was competitive based on current compensation practices and that was generally between the 50th and 75th percentile of total compensation based on the data derived from the market-wide studies noted above (using a regression analysis to adjust for differences between the size of the surveyed companies and the Company). In certain cases the Committee identified an individual named executive officer as deserving of a more competitive level of total compensation based on individual performance or upon the need to retain the executive. In assessing individual performance for each named executive officer, the Committee establishes strategic goals specific to that officer’s role with the Company. The Board of Directors creates the overall strategic direction for the Company, and then the Committee establishes individual strategic objectives of the Chief Executive Officer. Individual strategic goals for each of the other named executive officers are then established by the Committee, with the input of the Chief Executive Officer, to support the overall Company goals, but tailored to the officer’s area of control. These strategic goals may include financial goals or qualitative goals such as specific operational achievements.

In 2008, each named executive officer’s total compensation package consisted of three primary elements:

•	base salary, which reflected individual performance and was designed primarily to be competitive with comparable positions at other companies as described above;

•	annual performance awards payable in cash and primarily based on the financial performance of the Company (and, in the case of Mr. Caparella, financial and other performance goals for the Company’s Gaylord Hotels operating division), in accordance with the goals established by the Committee; and

•	long-term equity incentive awards designed to align the interests of the named executive officers and our stockholders.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by its compensation consultant to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized only as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Historically, the Committee has granted a majority of total compensation to the Company’s executive officers in the form of incentive compensation.

Base Salary.  We seek to provide base salaries for our named executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. The 2008 base salary compensation of the Company’s named executive officers was based on the factors described above. Base salaries were adjusted by the Committee, however, to reflect other factors such as an individual named executive officer’s achievement of individual performance objectives and base salary during the prior year. Base salaries for 2008 were as follows:

Name	2008 Base Salary

Colin V. Reed	$910,000
David C. Kloeppel(1)	575,000
John P. Caparella	500,000
Mark Fioravanti(2)	260,000
Carter R. Todd(3)	290,000
Melissa Buffington(4)	285,000

(1)	In connection with Mr. Kloeppel’s appointment as President of the Company on November 21, 2008, Mr. Kloeppel’s base salary was increased to $625,000, effective as of December 1, 2008.

(2)	Mr. Fioravanti’s base salary was increased to $275,000, effective as of December 1, 2008.

(3)	In connection with Mr. Todd’s appointment as Executive Vice President of the Company on November 21, 2008, Mr. Todd’s base salary was increased to $300,000, effective as of December 1, 2008.

(4)	Base salary in effect prior to Ms. Buffington’s resignation from her position as Senior Vice President of Human Resources and Communications on October 24, 2008.

Annual Cash Incentive Compensation.  The Company’s named executive officers and other employees participate in the Company’s cash incentive plan in accordance with stockholder-approved criteria specified in our omnibus incentive plans. In 2008, the annual cash incentive plan was designed to motivate the named executive officers by directly linking the payment of cash incentive compensation to the attainment of designated Company earnings per share (“EPS”) levels. The Committee also could determine whether adjustments should be made to reflect non-recurring or extraordinary items affecting the Company’s EPS calculated in accordance with applicable accounting rules. The annual cash incentive compensation for all of the named executive officers other than Mr. Caparella in 2008 was based solely on the level of achievement of Company adjusted EPS.

Mr. Caparella’s annual cash incentive compensation in 2008 was based 50% on the level of achievement of designated financial goals for our Gaylord Hotels operating division, 25% on the level of achievement of Company adjusted EPS and 25% on the level of achievement of designated net room night booking goals for our Gaylord Hotels operating division. However, Mr. Caparella was not eligible to receive the portions of his annual cash incentive compensation based on Gaylord Hotels net room nights booking goals and Company adjusted EPS if our Gaylord Hotels division did not meet the “threshold” achievement level of the Gaylord Hotels financial goals designated by the Committee.

When awarding annual cash incentive compensation in 2008, the Committee also considered whether the named executive officer’s individual strategic objectives were met, as well as certain economic and operating factors related to the Company as noted below. The Committee has the policy that an executive officer is not eligible for annual cash incentive compensation unless he or she achieves a “meets” expectations or greater individual annual performance rating. The Committee has the discretion under the Company’s cash incentive plan to lower a participant’s annual cash bonus in the event the Committee is not satisfied that the individual satisfied his or her annual performance objectives.

The Committee approved the specific financial performance goals for the Company and each division and the amounts of the bonus pools to be established upon attainment of these goals for 2008. The Committee also approved the following potential bonus award opportunities (set as a percentage of base salary) for each named executive officer for 2008:

	Percentage of Base Salary Payable as Incentive Bonus Upon
	Achievement of Applicable Performance Goals Under Plan
				Other Named
Level of Achievement of				Executive
Performance Goals Under Plan	Colin V. Reed	David C. Kloeppel(1)	John P. Caparella	Officers(2)

Threshold Performance Goal	50%	37.5%	37.5%	25%
Target Performance Goal	100%	75%	75%	50%
Stretch Performance Goal	200%	150%	150%	100%

(1)	Mr. Kloeppel’s award opportunities were increased as follows, effective for the portion of the year beginning on December 1, 2008: threshold performance goal: 45% of base salary; target performance goal: 90% of base salary; and stretch performance goal: 180% of base salary.

(2)	Mr. Fioravanti’s and Mr. Todd’s award opportunities were increased as follows, effective for the portion of the year beginning on December 1, 2008: threshold performance goal: 30% of base salary; target performance goal: 60% of base salary; and stretch performance goal: 120% of base salary.

The Company’s “threshold” performance goal is the goal established by the Committee meriting the payment of the minimum cash incentive award opportunity established by the Committee. The Company’s

“target” goal is the goal established by the Committee meriting the payment of the target cash incentive award opportunity established by the Committee. The Company’s “stretch” performance goal is the goal established by the Committee meriting the payment of the maximum cash incentive award opportunity established by the Committee. The percentage of salary awarded for performance falling between the “threshold” and “target” goals and the “target” and “stretch” goals is based on actual results achieved using straight-line interpolation.

The actual adjusted EPS performance goals for 2008 were established by the Committee as follows:

Level of Achievement of
Performance Goal	Company Adjusted EPS(1)

“Threshold” Performance Goal:	$0.179
“Target” Performance Goal:	$0.270
“Stretch” Performance Goal:	$0.454

(1)	The Company’s adjusted EPS is calculated by dividing (i) the Company’s adjusted EBITDA less net interest expense, depreciation, amortization and taxes by (ii) the Company’s fully-diluted outstanding shares using the treasury method. Adjusted EBITDA is a non-GAAP financial measure which equals operating income plus depreciation and amortization. This measure is used by the Company because the Company believes it is an accurate measure of the underlying operating performance of the Company’s business that is consistent with the interests of our stockholders and that eliminates the potentially distorting effects of certain unusual items that do not affect our ongoing operations, such as gains on the sales of assets or the earnings impact of other capital transactions. Adjusted EPS should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations). The Committee may make adjustments to this calculation in order to take into account certain extraordinary or unusual transactions or events which, in the Committee’s discretion, would cause this calculation to more accurately reflect the actual performance of the Company.

With respect to Mr. Caparella, the Committee established the following financial goals for our Gaylord Hotels operating division:

Level of Achievement of
	Level of Achievement of	Net Room Nights(2)
Performance Goal	Gaylord Hotels CCF(1)	Booking Goals

“Threshold” Performance Goal:	$256.7 million	1,592,546 net room nights
“Target” Performance Goal:	$265.7 million	1,769,495 net room nights
“Stretch” Performance Goal:	$283.7 million	1,946,445 net room nights

(1)	Gaylord Hotels CCF, a non-GAAP financial measure used for purposes of calculating Mr. Caparella’s incentive compensation, equals our adjusted EBITDA plus pre-opening expenses, stock option expenses, impairment charges, non-cash lease expenses and other gains and losses from the Company’s Gaylord Hotels division as well as certain other of the Company’s business which directly support the operations of the Gaylord Hotels division. Gaylord Hotels CCF should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations). The Committee may make adjustments to this calculation in order to take into account certain extraordinary or unusual transactions or events which, in the Committee’s discretion, would cause this calculation to more accurately reflect the actual performance of the Company.

(2)	Net room nights booked by our Gaylord Hotels division in a given period is calculated as the total number of definite bookings for future room nights at any of the hotels in our Gaylord Hotels’ division confirmed during the applicable period, net of cancellations. This measure is used by the Company because it is one of the principal tools used by the Company’s management in evaluating the operating performance of our Gaylord Hotels division. The Committee may make adjustments to this calculation in order to take into account certain extraordinary or unusual transactions or events which, in the Committee’s discretion, would cause this calculation to more accurately reflect the actual performance of the Company.

For the annual financial and operating objectives in 2008 for our named executive officers under our cash incentive plan, the Committee set the adjusted EPS “target” performance goal at our projected adjusted EPS level for 2008 (and in the case of Mr. Caparella the Committee set the Gaylord Hotels division CCF and net room nights booking targets at the projected “target” performance goals for 2008), as the Committee believed that achieving these goals would represent a significant step in meeting the Company’s long-term strategic and financial objectives. In making determinations of the desired “threshold,” “target” and “stretch” performance goals for these financial and operational measures, the Committee also considered the general economic climate and the specific market conditions that the Company was likely to face in the applicable time period. The Committee also attempted to set the “threshold,” “target” and “stretch” performance goals to ensure that the relative level of difficulty of achieving these levels was generally consistent from year to year.

The Company’s actual adjusted EPS determined by the Committee for 2008 was $0.18. This level of adjusted EPS achievement was slightly above the “threshold” adjusted EPS performance goal established by the Committee. However, the Committee concluded that even though the Company’s adjusted EPS, as determined by the Committee, achieved the “threshold” performance goal, the Company’s overall performance was not fully up to its expectations for “threshold” performance-level awards. Among the factors considered by the Committee in making this determination were the challenging economic outlook impacting the Company and the performance of the Gaylord National since its opening in April 2008. Accordingly, the Committee determined that the awards made to the named executive officers (other than Mr. Caparella) would be set at approximately 90% of the “threshold” level of award opportunity, and the following cash incentive plan compensation was awarded in February 2009: Colin V. Reed ($400,000); David C. Kloeppel ($200,000); Mark Fioravanti ($50,000); and Carter Todd ($55,000). In connection with her resignation, Ms. Buffington did not receive any cash incentive plan compensation for 2008.

The Gaylord Hotels operating division CCF for 2008 was $229.6 million. This level of achievement was below the “threshold” performance goal established by the Committee. As described above, the terms of the cash incentive plan applicable to Mr. Caparella provided that Mr. Caparella would not be eligible to receive the other components of his cash incentive compensation plan if the “threshold” Gaylord Hotels operating division CCF performance goal was not met. However, the Committee determined that in light of the difficult operating environment facing Gaylord Hotels in 2008, the fact that one of the Gaylord Hotels properties exceeded its threshold operating goal and the job performance of Mr. Caparella in 2008, it would award Mr. Caparella a $50,000 discretionary bonus for 2008.

Long-Term Equity Incentive Compensation.  The Committee believes that a powerful way to align the long-term interests of the named executive officers with those of stockholders is to award equity-based compensation, which may take the form of stock options, restricted stock, restricted stock unit awards or other equity-based awards pursuant to the terms of the Company’s omnibus incentive plans. Further, a significant percentage of each named executive officer’s targeted total compensation is allocated to incentive compensation, including equity-based incentive compensation. The equity-based incentive compensation currently utilized by the Committee is described below.

During 2007, the Committee undertook a detailed study of long-term incentive compensation to the Company’s senior executives, including the named executive officers, with the assistance of Watson Wyatt, focusing on the 2008 through 2011 fiscal years. The impetus for this review was the Committee’s belief that it was important to consider the elements of a new long-term incentive plan given several factors, including the vesting in early 2008 of restricted stock unit awards previously granted under the PARSUP Program, and the level of merger and acquisition activity in the Company’s industry, which significantly reduced the number of companies in the Company’s peer group and increased opportunities for the Company’s senior executive officers for enhanced compensation levels in competitive positions. Based on its review, in November 2007 the Committee designed a long-term incentive plan intended to meet the objectives expressed in “— Compensation Philosophy and Objectives” above. Specifically, the Committee wanted to:

•	Provide competitive equity-based awards with an opportunity for senior management to receive long-term incentive compensation generally at or about the 75th percentile of long-term incentive compensation based on the data derived from the market-wide studies noted above (using a regression analysis to adjust for differences between the size of the surveyed companies and the Company), provided designated Company financial goals are met.

•	Emphasize continued employment with the Company through 2011 as fundamental to receiving value from the long-term incentive compensation awards.

Initially, the Committee determined that the most appropriate equity-based component of the long-term incentive plan would be stock options with vesting based on a combination of elapsed time from grant and Company performance in terms of annual growth rate in consolidated cash flow and cumulative cash earnings per share. The Committee believed that this component would most properly ensure effective alignment with shareholders’ interests and would facilitate control of accounting costs associated with the longer term incentive opportunities.

However, after the Committee’s November 2007 meeting, there were increasing signs that the United States economy was slowing considerably, as problems in the mortgage-backed securities market began to result in a notable tightening of credit availability. This hastened the decline of key real estate markets following the significant growth in the domestic real estate market from 2000 to 2007. Over the period of time from October 31, 2007 to January 31, 2008, the Dow Jones Industrial Average lost over nine percent of its value, and certain major hospitality stocks declined by 12%-25% over this period. In addition, the Company’s stock price had seen a similar decline in value over the same period. The Committee believed these changes were a prolonged sector correction for the lodging industry but did not believe that the Company’s stock price accurately reflected its actual value. As a result, at its meeting on February 4, 2008 the Committee elected to implement a long-term incentive compensation program for senior management which utilized a combination of performance-based restricted stock units and time-vested non-qualified stock options.

The Committee designed the performance-based restricted stock unit grants to reinforce retention and motivate the Company’s senior management team to achieve long-term stockholder value. The restricted stock units will vest and shares of common stock will be issued in conversion thereof on the fourth anniversary of the date of grant, based on a combination of the Company’s cumulative cash earnings per share compound annual growth rate (“Cash EPS CAGR”) over the 2008 through 2011 fiscal years and its consolidated cash flow compound annual growth rate (“CCF CAGR”) over the 2008 through 2011 fiscal years. Specifically, the units will vest on the fourth anniversary of the date of grant in an amount equal to the percentage determined according to the chart below based on the combination of the Company’s Cash EPS CAGR and CCF CAGR over the 2008 through 2011 fiscal years:

	2008-2011 Cash EPS CAGR(1)
	<10% Cash	10%-20% Cash	> 20% Cash
	EPS CAGR	EPS CAGR	EPS CAGR
Percentage of	50%	75%	100%	> 20% CCF CAGR	2008-
performance-based restricted stock units	25%	50%	75%	10%-20% CCF CAGR	2011 CCF
vesting in each eligible year	0%	25%	50%	<10% CCF CAGR	CAGR(2)

(1)	The Company’s cash earnings per share is a non-GAAP financial measure which, as defined in the Company’s long-term incentive plan, is calculated by dividing (i) the Company’s adjusted EBITDA less cash interest plus interest income by (ii) the Company’s fully-diluted outstanding shares using the treasury method. Adjusted EBITDA is a non-GAAP financial measure which equals operating income plus depreciation and amortization. This measure is used by the Company because the Company believes it is an accurate measure of the underlying operating performance of the Company’s business that is consistent with the interests of our stockholders and that eliminates the potentially distorting effects of certain unusual items that do not affect our ongoing operations, such as gains on the sales of assets or the earnings impact of other capital transactions. Cash earnings per share should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations).

(2)	Consolidated cash flow is a non-GAAP financial measure which, as defined in the Company’s performance-based restricted stock unit agreements, equals adjusted EBITDA plus pre-opening expenses,

non-cash lease expenses and other gains and losses. Adjusted EBITDA is a non-GAAP financial measure which equals operating income plus depreciation and amortization. This measure is used by the Company because it is one of the principal tools used by the Company’s management in evaluating the operating performance of the Company’s business. Consolidated cash flow should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations).

Any performance-based restricted stock units that do not vest according to the above vesting schedule will be forfeited, and the units are not eligible for early vesting. Until the performance-based restricted stock units vest and shares of common stock are issued in conversion thereof, the holder will not have any rights as a stockholder of the Company with respect to such shares, other than the right to receive dividends or other distributions (if made). The performance-based restricted stock units permit the holder to defer the issuance of the common stock to be issued upon conversion of the restricted stock units to a specific date in the future or until the holder’s termination of employment, whichever comes first. Set forth below are the restricted stock unit awards granted to each named executive officer on February 4, 2008:

Number of
Performance-Based Restricted
Name	Stock Unit Awards

Colin V. Reed	182,000
David C. Kloeppel	75,000
John P. Caparella	75,000
Mark Fioravanti	20,000
Carter R. Todd	20,000
Melissa Buffington	20,000

In addition, the Committee also made awards of stock options to the named executive officers consistent with the philosophy described above. Specifically, the stock options have a delayed vesting schedule in order to encourage retention of the executives through the 2011 fiscal year. The stock options vest over four years as follows:

1st anniversary of grant date	no vesting
2nd anniversary of grant date	1/3 vesting
3rd anniversary of grant date	1/3 vesting
4th anniversary of grant date	1/3 vesting

In addition, the exercise price of the stock options was not determined using the fair market value on the date of grant, as determined by the 2006 Omnibus Incentive Plan, but rather was set at an exercise price which was higher than the fair market value on the date of grant. This reflected the Committee’s belief that the Company’s stock price was then currently undervalued as well as the Committee’s belief that stock options, which provide no value to the holder unless the underlying stock price increases over time, were inherently performance-based and would serve to align the executives’ interests to those of the Company’s stockholders. In view of the unusual market conditions in existence at the time of the option grants, the Committee further enhanced the performance-oriented nature of the grants by incorporating a “premium” strike price of $38.00 per share. The closing market price on the NYSE of the Company’s common stock on the date of grant, February 4, 2008, was $31.19 per share. Set forth below are the stock option awards granted to each named executive officer on February 4, 2008:

	Time-Based Vesting	Exercise
Name	Option Grant	Price

Colin V. Reed	275,000	$38.00
David C. Kloeppel	115,000	$38.00
John P. Caparella	115,000	$38.00
Mark Fioravanti	25,000	$38.00
Carter R. Todd	25,000	$38.00
Melissa Buffington	25,000	$38.00

Each option award is evidenced by a written agreement between the Company and the employee. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

See “Potential Payments on Termination or Change of Control” for a description of the vesting and exercise provisions of each named executive officer’s stock option awards and restricted stock unit awards in connection with the termination of each named executive officer’s employment with the Company.

Employment Agreements.  The Committee also determined that, as part of its objective to retain the existing senior management team, including the named executive officers, through 2011, the Company should enter into new employment agreements with each member of its senior executive team, including each named executive officer, in place of the employment agreements previously entered into with such individuals. Accordingly, in February 2008 the Company entered into revised employment agreements with each member of the Company’s senior executive team, including each named executive officer. Generally, these employment agreements have an initial two-year term, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). The terms of the employment agreement for each named executive officer, including a description of required severance and/or change of control payments in designated circumstances, are more fully described under “Potential Payments on Termination or Change of Control” below.

Retirement Plans.  The Company currently maintains a tax-qualified 401(k) retirement savings plan (the “401(k) Savings Plan”). The 401(k) Savings Plan enables our employees to contribute a portion of their annual salary, subject to a limit prescribed by the Internal Revenue Service (the “IRS”), to the 401(k) Savings Plan on a before-tax basis. The Company’s named executive officers, along with certain other highly compensated employees, may contribute the lesser of up to 40% of annual salary on a before-tax basis or an IRS-prescribed limit. The Company makes matching contributions of 100% of each participant’s contributions, up to five percent of the participant’s pay. All Company matching contributions are fully vested upon contribution.

Participants in the 401(k) Savings Plan may choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Company stock fund. Participants can daily change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee.

In addition to the 401(k) Savings Plan, the named executive officers, in addition to certain other eligible executive officers, are entitled to participate in an unfunded, unsecured deferred compensation plan (the “Supplemental Deferred Compensation Plan”). Deferrals of compensation under the Supplemental Deferred Compensation Plan by each named executive officer and Company matching obligations are discussed in further detail under “Nonqualified Deferred Compensation” below. The Company believes that this plan provides an important retirement savings vehicle for senior executive officers.

The Company has also agreed to pay Mr. Reed a supplemental executive retirement benefit (“SERP”). This benefit, which is discussed in more detail under “Nonqualified Deferred Compensation” below, was in the Committee’s view essential to attracting Mr. Reed to employment with the Company and has proved valuable in securing his extended employment as well.

In early November 2008, Mr. Reed began discussions with the Company regarding his desire to increase his personal investment in the Company’s common stock given Mr. Reed’s belief that, at then current trading prices, the Company’s common stock was substantially undervalued. Specifically, Mr. Reed expressed his desire that he be allowed to choose an investment in the Company’s common stock as an investment alternative for the SERP benefit established pursuant to his employment agreement (Mr. Reed at the time had the right to designate one or more mutual funds as the investment alternative for his SERP benefit). The Committee discussed Mr. Reed’s request and the extent which the Committee might be willing to accommodate such request given the Company’s goals of limiting dilution and mitigating any impact on the Company’s results of operations as a result of changes in value in the common stock. At the conclusion of this discussion, the Committee expressed its view that it would be willing to consider an amendment to Mr. Reed’s employment agreement pursuant to which Mr. Reed would be offered the opportunity to elect that the SERP benefit would be invested in shares of Company common stock through open market purchases of common stock by a rabbi trust. The Board of Directors later discussed the deliberations of the Committee and noted their support for the possible amendment. On December 18, 2008, following approval by the Committee and the Board of Directors, the Company and Mr. Reed entered into an amendment to Mr. Reed’s employment agreement. The amendment provided Mr. Reed with the option of making an irrevocable election to invest his SERP benefit in Company common stock, which election Mr. Reed has since made. The investment was subsequently made by a rabbi trust to which the Company transferred cash in an amount equal to the then current balance of the SERP benefit. In January 2009, the independent trustee of the rabbi trust purchased a total of 385,242 shares of Company common stock in the open market, at an average price of approximately $11.91 per share, in compliance with applicable law.

Perquisites and Other Personal Benefits.  The Company provides the named executive officers with a limited number of perquisites and other personal benefits whose primary purpose is to minimize distractions from the executives’ attention to important Company initiatives. The Company and the Committee believe the perquisites and other personal benefits provided to the named executive officers are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

We provide the following perquisites to the named executive officers, all of which are quantified in the Summary Compensation Table below:

•	Reimbursement for financial counseling and tax preparation, car allowance and additional life and disability insurance benefits not available to all employees generally. We believe these benefits enable the Company to be competitive in the market for executive talent and allow the named executive officers to devote additional time and energy to our business.

•	In the case of the Chief Executive Officer, limited personal use of Company aircraft. We believe that this benefit provides better security for the Chief Executive Officer and allows him to devote additional time to Company business. If the Chief Executive Officer’s spouse or other guest accompanies him, that person’s personal use of the aircraft is considered a personal benefit to him. This benefit is taxable to the Chief Executive Officer in accordance with Internal Revenue Service regulations.

•	Reimbursement for physical examinations. This benefit is intended to encourage executives to protect their health.

Compensation Decisions for 2009

At its February 4, 2009 meeting, the Committee reviewed the compensation to be paid to the named executive officers for the 2009 fiscal year in light of the economic recession and equity market decline that adversely affected the Company’s stock price and operating results in 2008 and that, the Committee believes, will continue to do so in 2009. These events have significantly affected the Company’s stockholders, as well as our named executive officers who, due to the emphasis in our compensation program on performance-based equity compensation and the accumulation and holding of prior equity grants, have substantial holdings in our stock. While the Committee took into account the Company’s efforts to proactively respond to the market downturn by reducing expenses and spending, the Committee also took into account its belief that the difficult financial market and poor economic outlook will not improve in the short term.

Base Salary.  In light of the evaluation described above, and in light of the increases in base salary recently enacted with respect to Messrs. Kloeppel, Fioravanti and Todd, the Committee assessed the base salary to be paid to the named executive officers for the 2009 fiscal year. As a result of this assessment, the Committee determined that the base salaries of the named executive officers should not be increased for 2009.

Cash Incentive Compensation.  At its February 4, 2009 meeting, the Committee also established criteria for 2009 cash incentive plan compensation pursuant to Section 11 of the 2006 Omnibus Incentive Plan. With the exception of Mr. Caparella, each named executive officer will have the opportunity to earn cash incentive compensation equal to the percentage of his 2009 salary set forth in the table below based upon achievement of designated Company earnings per share (“EPS”) performance goals established by the Committee.

Mr. Caparella will have the opportunity to earn cash incentive compensation equal to the percentage of his 2009 salary set forth in the table below based 50% on the level of achievement of designated financial goals for our Gaylord Hotels operating division, 25% on the level of achievement of Company EPS and 25% on the level of achievement of designated net room night booking goals for our Gaylord Hotels operating division. However, Mr. Caparella will not be eligible to receive the portions of his annual cash incentive compensation based on Gaylord Hotels net room nights booking goals and Company EPS if our Gaylord Hotels division does not meet the “threshold” achievement level of the Gaylord Hotels financial goals designated by the Committee.

	Percentage of Base Salary Payable as Incentive Bonus Upon
	Achievement of Applicable Performance Goals Under Plan
Level of Achievement				Other Named
of Performance Goals Under Plan	Colin V. Reed	David C. Kloeppel	John P. Caparella	Executive Officers

Threshold Performance Goal	50%	45%	37.5%	30%
Target Performance Goal	100%	90%	75%	60%
Stretch Performance Goal	200%	180%	150%	120%

For the annual financial and operating objectives in 2009 for our named executive officers under our cash incentive plan, the Committee set the EPS “target” performance goal at our projected EPS level for 2009 (and in the case of Mr. Caparella the Committee set the Gaylord Hotels division CCF and net room nights booking targets at the projected “target” performance goals for 2009), as the Committee believes that achieving these goals will represent a significant step in meeting the Company’s long-term strategic and financial objectives. In making determinations of the desired “threshold,” “target” and “stretch” performance goals for these financial and operational measures, the Committee also considered the general economic climate and the specific market conditions that the Company was likely to face in the applicable time period. The Committee has attempted to set the “threshold,” “target” and “stretch” performance goals to ensure that the relative level of difficulty of achieving these levels was generally consistent from year to year.

When awarding annual cash incentive compensation in 2009, the Committee will continue to consider whether the named executive officer’s individual strategic objectives were met. The Committee also will continue to adhere to the policy that an executive officer is not eligible for annual cash incentive compensation unless he or she achieves a “meets” expectations or greater individual annual performance rating. The Committee continues to have the discretion to lower a participant’s annual cash incentive compensation in the event the Committee is not satisfied that the individual satisfied his or her annual performance objectives.

Long-Term Equity Incentive Compensation.  As described in “Compensation Programs for 2008 — Long-Term Equity Incentive Compensation” above, in February 2008 the Committee designed a long-term equity incentive compensation plan with the goals of reinforcing retention and motivating the Company’s senior management team to achieve superior returns in the 2008 through 2011 fiscal years. This plan provided for the “front-loading” of restricted stock unit awards and stock options which normally would have been granted over the 2008 through 2011 fiscal years. Accordingly, based on these factors, and the other factors discussed above, the Committee determined that no additional equity incentive compensation awards should be made to the named executive officers for 2009.

Other Compensation Information

Equity Compensation.  The Company makes stock option awards pursuant to the 2006 Omnibus Incentive Plan, and prior to adoption of this plan, the Company made such awards pursuant to the Company’s 1997 Omnibus Stock Option and Incentive Plan. Annual stock option award levels vary among participants based on their positions within the Company and are granted at the Committee’s regularly scheduled February meeting. Eligible newly hired executives receive awards of stock options as of the first business day of the month following their hire date, while eligible newly promoted employees receive awards of stock options or restricted stock at the next regularly scheduled Committee meeting on or following their promotion date. Options are awarded at an exercise price equal to the fair market value of the Company’s common stock on the grant date (defined under the terms of the Company’s equity incentive plans). With the exception of the grants to our senior executive officers made on February 4, 2008 (the exercise price of which grants exceeded the fair market value of our common stock on the grant date, as described above), the Committee has never granted options with an exercise price determined in any manner other than as set forth above. During 2006, the Company’s internal audit staff undertook a review of the Company’s historical grant practices which confirmed the Company’s consistent adherence to this principle.

Each option award is evidenced by a written agreement between the Company and the employee. Stock options awarded generally vest ratably over a four-year period, with one-fourth vesting annually beginning on the first anniversary of the date of grant, and have a 10-year term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

The Company may also from time to time make grants of restricted stock awards pursuant to the 2006 Omnibus Incentive Plan, and prior to adoption of this plan, the Company made such awards pursuant to the Company’s 1997 Omnibus Stock Option and Incentive Plan. These awards are primarily made in connection with an employee’s promotion or assumption of additional job duties. Restricted stock awards, when made, generally vest over a four year period, with one-fourth vesting annually beginning on the first anniversary of the date of grant. Prior to vesting, the holder of a restricted stock award would have rights as a stockholder with respect to shares (including as to dividends or other distributions), but may not sell or otherwise dispose of such shares. In addition, the Company has also granted performance-based vesting restricted stock unit awards.

Stock Ownership Guidelines.  To directly align the interests of senior executive officers with the interests of the stockholders and to ensure that they maintain a significant portion of their long-term equity incentive awards, the Committee requires that the Company’s senior executives, including the named executive officers, maintain a minimum ownership interest in the Company. The value of the Company’s stock (as a multiple of the named executive officers’ base salary) required to be owned is as follows:

Multiple of
Executive Officer	Base Salary

Mr. Reed	5x
Messrs. Kloeppel, Caparella and Todd	3x
Mr. Fioravanti	2x

The named executive officers are required to achieve these ownership requirements by December 31, 2011 (five years from the adoption of the requirement). Shares that are either owned directly (including restricted shares of common stock or restricted stock units, whether vested or not) or indirectly through savings plans sponsored by the Company are included in determining whether an individual attains the minimum ownership guidelines. Shares that are subject to unexercised stock options are not included.

Tax and Accounting Implications

Deductibility of Executive Compensation.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans (except for time-based vesting restricted stock and the currently outstanding time-based vesting restricted stock unit awards) is generally fully deductible for federal income tax purposes. The Committee also believes that the terms of the new employment agreements for its senior management, including each named executive officer, comply with recent Internal Revenue Service guidance, including Revenue Ruling 2008-13, with respect to the deductibility of qualified performance-based compensation payable upon retirement or termination of employment. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation.  On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The final regulations under this Act became effective on January 1, 2009, and we believe we are operating the Supplemental Deferred Compensation Plan in good faith compliance with the statutory provisions and the final regulations.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, the Company began accounting for stock-based payments, including all stock option, restricted stock and restricted stock unit awards, in accordance with the requirements of SFAS 123(R).

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference therein.

The Human Resources Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on its review and these discussions, the Human Resources Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.

HUMAN RESOURCES COMMITTEE:

MICHAEL I. ROTH, CHAIRMAN
RALPH HORN
E. GORDON GEE
ELLEN LEVINE

2008 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows compensation information for Colin V. Reed, our principal executive officer; David C. Kloeppel, our principal financial officer; John P. Caparella, Mark Fioravanti and Carter Todd, who are the three most highly compensated executive officers other than Mr. Reed and Mr. Kloeppel; and Melissa Buffington, our former Senior Vice President of Human Resources and Communications, who resigned on October 24, 2008.

									Change in
									Pension
									Value and
								Non-Equity	Nonqualified
								Incentive	Deferred
				Stock		Option		Plan	Compensation	All Other
Name and		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation	Total
Principal Position(a)	Year(b)	($)(c)(1)	($)(d)(2)	($)(e)(3)		($)(f)(4)		($)(g)(5)	($)(h)	($)(i)(6)	($)(j)

Colin V. Reed	2008	$897,960	—	$1,172,660	(3)	$1,314,307	(4)	$400,000	—	$127,307	$3,912,234
Chairman of the Board and	2007	856,320	—	759,504		1,039,682		1,060,266	—	159,114	3,874,886
Chief Executive Officer	2006	823,385	—	759,504		1,005,083		1,236,033	—	145,822	3,960,303
David C. Kloeppel	2008	564,423	—	494,621	(3)	533,424	(4)	200,000	—	47,053	1,839,521
President and Chief	2007	516,654	—	456,407		415,617		485,021	—	70,203	1,943,902
Financial Officer	2006	488,885	—	586,399		353,102		550,421	—	49,284	2,028,091
John P. Caparella	2008	479,808	—	477,690	(3)	418,680	(4)	50,000	—	32,713	1,458,891
Executive Vice President	2007	391,346	—	246,396		251,878		314,461	—	31,658	1,235,739
and Chief Operating Officer, Gaylord Hotels	2006	336,923	—	239,780		147,034		277,654	—	40,314	1,041,705
Mark Fioravanti	2008	258,173	—	141,562	(3)	222,399	(4)	50,000	—	32,713	704,847
Senior Vice President of	2007	286,393	—	227,437		228,636		180,063	—	34,237	956,766
Finance and Treasurer	2006	329,500	—	257,157		241,098		– 0 –	—	34,596	862,351
Carter R. Todd	2008	287,885	—	130,286	(3)	157,271	(4)	55,000	—	30,827	661,269
Executive Vice President,	2007	277,308	—	112,012		138,795		173,459	—	29,302	730,876
Secretary and General Counsel	2006	267,308	—	129,626		117,891		200,630	—	25,966	741,421
Melissa Buffington. Former Senior Vice President of Human Resources and Communications	2008	249,424	—	129,721	(3)	157,271	(4)	– 0 –	—	492,010	1,028,426

(1)	Amounts shown are not reduced to reflect the named executive officers’ contributions, if any, to the Company’s 401(k) Savings Plan or elections, if any, to defer receipt of salary into the Company’s Supplemental Deferred Compensation Plan. Amounts shown are amounts actually paid to the named executive officer during the applicable fiscal year and reflect the impact of a salary increase for certain of the named executive officers during the year.

(2)	Cash incentive compensation paid to each named executive officer with respect to the applicable fiscal year is reflected in column (g).

(3)	A substantial portion of the amount listed in column (e) for 2008 represents non-cash amounts attributable to the restricted stock units awarded to the named executive officers on February 4, 2008. These restricted stock units will only vest in the event that the Company achieves a designated cumulative cash earnings per share compound annual growth rate and/or consolidated cash flow compound annual growth rate over the 2008 through 2011 fiscal years, as described above under “Compensation Discussion and Analysis.” The number presented is based on the market price of the Company’s common stock on the date of grant and represents the proportionate amount of the total value of restricted stock and/or restricted stock unit awards to named executive officers recognized as an expense during the applicable fiscal year for financial accounting purposes under SFAS 123R, disregarding for this purpose the estimate of forfeitures relating to service-based vesting conditions. See Note 11 to our consolidated financial statements for the three years ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009, for the assumptions made in determining SFAS 123R values. The SFAS 123R value as of the grant date for restricted stock and/or restricted stock unit awards is spread over the number of months of service required for the grant to become non-forfeitable, so the ratable amounts expensed for both grants made in the applicable fiscal year (if any) and for prior-year grants are included in this column.

(4)	A substantial portion of the amount listed in column (f) for 2008 represents non-cash amounts attributable to the stock option awards granted to the named executive officers on February 4, 2008. The exercise price of these stock option awards was $38.00, which was a premium over the fair market value of the Company’s common stock on the date of grant (a closing price on the NYSE of $31.19), as described above under “Compensation Discussion and Analysis.” These stock options will ultimately have no value to the holder thereof unless the fair market value of the Company’s common stock exceeds $38.00 per share. The number presented represents the proportionate amount of the total value of option awards to named executive officers recognized as an expense during the applicable fiscal year for financial accounting purposes based on the Black-Scholes-Merton option pricing formula under SFAS 123R, disregarding for this purpose the estimate of forfeitures relating to service-based vesting conditions. See Note 11 to our consolidated financial statements for the three years ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009, for the assumptions made in determining SFAS 123R values. The SFAS 123R value as of the grant date for option awards is spread over the number of months of service required for the grant to become non-forfeitable, so the ratable amounts expensed for both the applicable fiscal year grants (if any) and for prior-year grants are included in this column.

(5)	Amounts shown represent amounts paid under the Company’s annual cash incentive compensation program described in “Compensation Discussion and Analysis” above.

(6)	The following table sets forth the components of the All Other Compensation amount for each named executive officer in 2008:

	Company					Financial
	Match to	Company				Couns.
	Supp. Def.	Match to	Group Term	Executive	Car	and
	Comp. Plan	401(k) Plan	Life	LTD	Allowance	Tax Prep.	Other	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)	($)(e)	($)

Colin V. Reed	$39,108	$11,187	$12,586	$4,242	$14,200	$15,000	$30,984	$127,307
David C. Kloeppel	28,807	– 0 –	3,715	1,809	11,732	990	– 0 –	47,053
John P. Caparella	– 0 –	11,500	4,981	3,007	11,701	669	855	32,713
Mark Fioravanti	10,796	11,126	2,988	2,547	11,732	3,000	– 0 –	32,713
Carter R. Todd	– 0 –	11,140	2,986	3,007	11,522	2,172	– 0 –	30,827
Melissa Buffington	– 0 –	11,099	1,291	2,756	9,886	– 0 –	466,978	492,010

(a)	The Company’s matching obligations for the Supplemental Deferred Compensation Plan accounts of the named executive officers are described in “Nonqualified Deferred Compensation” below.

(b)	The Company makes matching contributions to the 401(k) Savings Plan accounts of the named executive officers as described in “Compensation Discussion and Analysis — Compensation Programs for 2008” above.

(c)	Represents premiums paid for group term life insurance not made available generally to the other officers or employees of the Company.

(d)	Represents premiums paid for long-term disability insurance not made available generally to the other employees of the Company.

(e)	Represents, for Mr. Reed, $30,380 for personal use of the Company airplane (based on the aggregate incremental cost to the Company associated with such use) and $604 for executive physical examination fees; for Mr. Caparella, executive physical examination fees; and for Ms. Buffington, her severance payment. In determining the incremental cost to the Company of the personal use of the Company airplane, the Company calculates the direct variable operating cost on an hourly basis attributable to this use. Items included in this calculation include airplane fuel and oil; travel, lodging and other expenses for the crew; required landing fees and permits; catering; and other miscellaneous expenses and supplies.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR END DECEMBER 31, 2008

The following table provides information on awards pursuant to the Company’s incentive plan to each of the Company’s named executive officers. The ratable amount of the stock, stock unit and option awards expensed in 2008 is included in “Stock Awards” or “Option Awards” column, as applicable, in the 2008 Summary Compensation Table set forth above.

								All Other	All Other
								Stock	Option
								Awards:	Awards:			Grant Date
								Number of	Number of	Exercise or		Fair Value of
								Shares of	Securities	Base Price of		Stock and
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock or	Underlying	Option	Closing Price	Option
	Grant	Non-Equity Incentive Plan Awards (#)(c)(1)			Equity Incentive Plan Awards (#)(d)(2)			Units	Options	Awards	on Grant Date	Awards
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($/sh)	($/sh)	($)
Name(a)	(b)	($)	($)	($)	(#)	(#)	(#)	(e)	(f)(3)	(g)	(h)	(i)(4)

Colin V. Reed		$449,425	$898,851	$1,797,701

	2/4/08				45,500	91,000	182,000					$5,645,640

	2/4/08								275,000	$38.00	$31.19	1,694,279

David C. Kloeppel		216,344	432,688	865,377

	2/4/08				18,750	37,500	75,000					2,326,500

	2/4/08								115,000	38.00	31.19	708,517

John P. Caparella		180,488	360,976	721,952

	2/4/08				18,750	37,500	75,000					2,326,500

	2/4/08								115,000	38.00	31.19	708,517

Mark Fioravanti		65,815	131,630	263,260

	2/4/08				5,000	10,000	20,000					620,400

	2/4/08								25,000	38.00	31.19	154,025

Carter R. Todd		73,315	146,630	293,260

	2/4/08				5,000	10,000	20,000					620,400

	2/4/08								25,000	38.00	31.19	154,025

Melissa Buffington		70,627	141,253	282,507

	2/4/08				5,000	10,000	20,000					620,400

	2/4/08								25,000	38.00	31.19	154,025

(1)	Represents threshold, target and stretch performance goal achievement payout levels under the Company’s annual cash incentive plan for 2008 performance based on the salary actually paid to each named executive officer in 2008. See the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table above for the amount actually paid to each named executive officer for performance under the Company’s annual cash incentive plan. See “Compensation Discussion and Analysis — Compensation Programs for 2008” above for additional information regarding the annual cash incentive plan. In connection with her resignation, Ms. Buffington did not receive any cash incentive compensation for 2008.

(2)	On February 4, 2008, each of the named executive officers was granted performance-based restricted stock unit awards. All or a designated portion of the restricted stock units will vest on the fourth anniversary of the date of grant provided that certain performance criteria established by the Company’s Human Resources Committee have been met. See “Compensation Discussion and Analysis — Compensation Programs for 2008” above for additional information regarding these restricted stock unit awards. In connection with her resignation, Ms. Buffington forfeited all but 3,750 of the restricted stock units awarded to her.

(3)	On February 4, 2008, each of the named executive officers was granted options to purchase the Company’s common stock. The options vest in three equal installments beginning on the second anniversary of the grant date. The exercise price per share was set by the Company’s Human Resources Committee at an exercise price higher than the closing sales price of the common stock. See “Compensation Discussion and Analysis — Compensation Programs for 2008” above for additional information regarding this stock option grant. In connection with her resignation, Ms. Buffington forfeited these options.

(4)	This column represents the SFAS 123R values of the restricted stock unit and stock option awards granted. See Note 11 to our consolidated financial statements for the three years ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 2, 2009, for the assumptions made in determining SFAS 123R values.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END DECEMBER 31, 2008

The following table provides information with respect to the outstanding equity awards held by the Company’s named executive officers as of December 31, 2008.

							Stock Awards
										Equity
										Incentive		Equity
	Option Awards									Plan		Incentive
			Equity Incentive							Awards:		Plan Awards:
			Plan Awards:							Number of		Market or
			Number of						Market	Unearned		Payout Value
	Number of	Number of	Securities				Number of		Value of	Shares,		of Unearned
	Securities	Securities	Underlying				Shares or		Shares or	Units or		Shares, Units
	Underlying	Underlying	Unexercised				Units of		Units of	Other		or Other
	Unexercised	Unexercised	Unearned	Option	Option	Option	Stock That		Stock That	Rights That		Rights That
	Options (#)	Options (#)	Options	Exercise	Grant	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable	(#)	Price	Date	Date	Vested		Vested	Vested		Vested
(a)	(b)(1)	(c)	(d)	($)(e)	(f)	(g)	(#)(h)		($)(i)(3)	(#)(j)(4)		($)(k)(5)

Colin V. Reed	500,000			$25.25	4/23/01	4/23/11
	155,000			26.10	5/14/02	5/14/12
	115,000			20.03	2/6/03	2/6/13
	75,000			29.01	2/5/04	2/5/14
	56,250	18,750		40.22	2/9/05	2/9/15
	37,500	37,500		44.30	2/8/06	2/8/16
	18,750	56,250		56.14	2/7/07	2/7/17
		275,000		38.00	2/4/08	2/4/18
										182,000		$1,972,880
David C. Kloeppel	200,000			28.13	9/4/01	9/4/11
	20,000			22.95	2/11/02	2/11/12
	45,000			20.03	2/6/03	2/6/13
	30,000			29.01	2/5/04	2/5/14
	22,500	7,500		40.22	2/9/05	2/9/15
	15,000	15,000		44.30	2/8/06	2/8/16
	7,500	22,500		56.14	2/7/07	2/7/17
		115,000		38.00	2/4/08	2/4/18
							4,000	(2)	$43,360
										75,000		813,000
John P. Caparella	25,000			22.51	12/4/01	12/4/11
	16,000			20.03	2/6/03	2/6/13
	10,000			29.01	2/5/04	2/5/14
	11,250	3,750		40.22	2/9/05	2/9/15
	6,750	6,750		44.30	2/8/06	2/8/16
	7,500	22,500		56.14	2/7/07	2/7/17
		115,000		38.00	2/4/08	2/4/18
										75,000		813,000
Mark Fioravanti	32,500			20.30	8/12/02	8/12/12
	16,000			20.03	2/6/03	2/6/13
	10,000			29.01	2/5/04	2/5/14
	15,000			31.13	5/6/04	5/6/14
	15,000	5,000		40.22	2/9/05	2/9/15
	6,750	6,750		44.30	2/8/06	2/8/16
	2,500	7,500		56.14	2/7/07	2/7/17
		25,000		38.00	2/4/08	2/4/18
										20,000		216,800
Carter Todd	2,500			29.01	2/5/04	2/5/14
	7,500	2,500		40.22	2/9/05	2/9/15
	5,000	5,000		44.30	2/8/06	2/8/16
	2,500	7,500		56.14	2/7/07	2/7/17
		25,000		38.00	2/4/08	2/4/18
										20,000		216,800
Melissa Buffington	6,150			18.35	8/18/03	10/24/09
	5,000			29.01	2/5/04	10/24/09
	10,000			40.22	2/9/05	10/24/09
	7,500			44.30	2/8/06	10/24/09
	5,000			56.14	2/7/07	10/24/09
	8,250			38.00	2/4/08	10/24/09
										3,750	(6)	40,650

(1)	Represents options granted pursuant to the Company’s equity incentive plans. All options, with the exception of the February 4, 2008 grant, have a term of 10 years from the grant date, and vest in equal installments on the first, third, second and fourth anniversary of the grant date. The options granted on

February 4, 2008 vest in three equal installments beginning on the second anniversary of the date of the grant. See “Compensation Discussion and Analysis — Compensation Programs for 2008.”

(2)	On May 4, 2005, Mr. Kloeppel was awarded 16,000 restricted shares of the Company’s common stock. The restrictions upon these shares lapse in four equal installments on the first, second, third and fourth anniversaries of the award date. As of December 31, 2008, 4,000 shares of the restricted stock held by Mr. Kloeppel remained subject to the lapse of restrictions.

(3)	The market value of the restricted shares set forth in this column is determined based on the closing market price of the Company’s common stock on December 31, 2008, which was $10.84.

(4)	Represents shares issuable upon vesting of restricted stock units awarded on February 4, 2008, which will vest on the fourth anniversary of the date of grant provided that certain performance criteria established by the Company’s Human Resources Committee have been met. See “Compensation Discussion and Analysis — Compensation Programs for 2008” above for additional information regarding these restricted stock unit awards. The amount set forth in column (j) assumes that each such award will vest in full. In the case of Mr. Reed, this column does not include shares of common stock issuable on the ultimate vesting of restricted stock units awarded to Mr. Reed in 2003 pursuant to the PARSUP Program, the vesting of which were deferred by Mr. Reed. See “Option Exercises and Stock Vested as of Fiscal Year End December 31, 2008” for additional information about the shares of common stock issuable upon vesting of the PARSUP Program restricted stock units.

(5)	The market value of the restricted stock units set forth in this column is determined based on the closing market price of the Company’s common stock on December 31, 2008, which was $10.84.

(6)	In connection with her resignation, Ms. Buffington will be eligible to receive the shares listed above upon vesting of the restricted stock units awarded on February 4, 2008 if the applicable performance criteria are met.

2008 OPTION EXERCISES AND STOCK VESTED

The following table provides information related to the vesting of the named executive officers’ restricted stock or restricted stock unit awards in 2008. None of the named executive officers exercised stock options in 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on		Acquired on	Value Realized on
	Exercise	Value Realized on	Vesting	Vesting
	(#)	Exercise ($)	(#)	($)
Name(a)	(b)	(c)	(d)	(c)(1)

Colin V. Reed	—	—	170,000	$4,969,100	(2)
David C. Kloeppel	—	—	74,000	$2,166,260	(3)
John Caparella	—	—	35,000	$1,023,050	(4)
Mark Fioravanti	—	—	36,000	$1,053,020	(5)
Carter R. Todd	—	—	22,500	$657,675	(4)
Melissa Buffington	—	—	22,500	$657,675	(4)

(1)	With respect to vested restricted stock or restricted stock units, value realized upon vesting is determined by multiplying the number of shares of restricted stock vesting, or the number of shares of common stock issued upon the vesting of restricted stock units, by the closing price of the Company’s common stock on the day immediately preceding the vesting date.

(2)	Represents shares of common stock issuable on the ultimate vesting of restricted stock units awarded to Mr. Reed in 2003 pursuant to the Performance Accelerated Restricted Stock Unit Program (the “PARSUP Program”). Restricted stock unit awards were made under the PARSUP Program to designated key employees of the Company (including all of our current named executive officers). Under the terms of the PARSUP Program, the restricted stock unit awards vested on February 1, 2008 unless a participant elected to defer vesting of the awards until the earlier of (1) the participant’s termination of employment with the

Company or (2) a designated future date. All of the named executive officers other than Mr. Reed elected to receive their PARSUP awards on February 1, 2008. Mr. Reed elected a deferral date of December 31, 2011.

(3)	Consists of (1) 70,000 shares of common stock issued on February 1, 2008 on the vesting of restricted stock units awarded pursuant to PARSUP Program and (2) 4,000 shares of restricted common stock the restrictions on which lapsed on August 1, 2008.

(4)	Consists of shares of common stock issued on February 1, 2008 to the named executive officer on the vesting of restricted stock units awarded pursuant to PARSUP Program.

(5)	Consists of (1) 35,000 shares of common stock issued on February 1, 2008 on the vesting of restricted stock units awarded pursuant to PARSUP Program and (2) 1,000 shares of restricted common stock the restrictions on which lapsed on May 6, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes information about our equity compensation plans as of December 31, 2008:

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	4,383,961	$33.75	935,294
Equity compensation plans not approved by security holders	—	—	—

Total	4,383,961	—	935,294

PENSION BENEFITS

None of the Company’s named executive officers participate in the defined benefit plan maintained by the Company.

NONQUALIFIED DEFERRED COMPENSATION

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances for the named executive officers in the Company’s Supplemental Deferred Compensation Plan. The plan allows eligible participants (including all named executive officers) to defer:

•	All or a portion of their annual bonus; and

•	Up to 40% of their base salary reduced by the percentage deferred into the 401(k) Savings Plan.

The Company makes matching contributions of 100% of each participant’s contributions, up to five percent of the participant’s contributions (reduced by the percentage deferred into the 401(k) Savings Plan).

Account balances may be invested in hypothetical investments selected by the executive from an array of investment options mirroring the funds in the Company’s 401(k) Savings Plan, with the exception of Company stock (which is not included as an investment option under the Supplemental Deferred Compensation Plan). On a daily basis, participants can change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee in the same manner that applies to participants in the 401(k) Savings Plan.

When participants elect to defer amounts into the Supplemental Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year — whether or not employment has then ended — or at a time that begins at or after the executive’s retirement or separation. Distributions can be made in a lump sum or up to 15 annual installments. However, soon after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum — without regard to his or her election — if the balance is $10,000 or less.

The table set forth below also shows the amount deferred, earnings and account balance for the restricted stock units awarded to Mr. Reed in 2003 pursuant to the PARSUP Program. Under the terms of the PARSUP Program, the restricted stock unit awards vested on February 1, 2008 unless a participant elected to defer vesting of the awards until the earlier of (1) the participant’s termination of employment with the Company or (2) a designated future date. Mr. Reed elected a deferral date of December 31, 2011.

The table set forth below shows the named executive officers’ salary deferrals, Company matching obligations, earnings and account balances in 2008:

				Aggregate
				Earnings		Aggregate
		Executive	Registrant	(Losses) in	Aggregate	Balance
		Contributions in	Contributions in	Last FY	Withdrawals/	at Last FY
		Last FY ($)	Last FY ($)	($)	Distributions ($)	($)
Name(a)	Plan(b)	(c)(1)	(d)(1)	(e)(2)	(f)	(g)(3)

Colin V. Reed	Supplemental Deferred Compensation Plan	$136,824	$39,108	$(316,815)	– 0 –	$4,229,704
	2003 PARSUP Restricted Stock Units(4)	$5,273,400 (5)	– 0 –	(3,430,600)	– 0 –	1,842,800
David C. Kloeppel	Supplemental Deferred Compensation Plan	28,808	28,807	(109,579)	– 0 –	231,113
John P. Caparella	Supplemental Deferred Compensation Plan	– 0 –	– 0 –	(78,913)	– 0 –	134,243
Mark Fioravanti	Supplemental Deferred Compensation Plan	13,495	10,797	(91,044)	– 0 –	167,764
Carter R. Todd	Supplemental Deferred Compensation Plan	– 0 –	– 0 –	(81,577)	– 0 –	289,074
Melissa Buffington	Supplemental Deferred Compensation Plan	– 0 –	– 0 –	3,489	– 0 –	92,771

(1)	The amounts set forth in columns (c) and (d) with respect to the Supplemental Deferred Compensation Plan are reported as compensation in the 2008 Summary Compensation Table.

(2)	None of the amounts set forth in column (e) are reported as compensation in the 2008 Summary Compensation Table because above-market or preferential earnings are not available under the applicable plan.

(3)	Of the amounts set forth in column (g), the following amounts with respect to the Supplemental Deferred Compensation Plan have previously been reported as compensation in the 2008 Summary Compensation Table and/or previous years (or would have been reported had the named executive officer been included in the Company’s Summary Compensation Table in all previous years): Mr. Reed — $3,237,845; Mr. Kloeppel — $157,708; Mr. Caparella — $113,161; Mr. Fioravanti — $145,759; Mr. Todd — $238,625; and Ms. Buffington — $58,139. With respect to the restricted stock units awarded to Mr. Reed in 2003 pursuant to the PARSUP Program, $1,582,300 was included in Mr. Reed’s compensation for the 2006, 2007 and 2008 fiscal years in the 2008 Summary Compensation Table.

(4)	Represents shares of common stock issuable on the ultimate vesting of restricted stock units awarded to Mr. Reed in 2003 pursuant to the PARSUP Program. Under the terms of the PARSUP Program, the restricted stock units were to vest on February 1, 2008 but Mr. Reed elected a deferral date of December 31, 2011.

(5)	The market value of the restricted stock units awarded to Mr. Reed pursuant to the PARSUP Program was determined based on $31.02 per share, the closing market price on the New York Stock Exchange of the Company’s common stock on February 4, 2008. $63,292 has been included as part of Mr. Reed’s compensation for the 2008 fiscal year in the 2008 Summary Compensation Table as required by Securities and Exchange Commission rules. See “2008 Summary Compensation Table” for the assumptions used in determining the amounts included in Mr. Reed’s compensation.

Mr. Reed’s April 23, 2001 employment agreement with the Company established a Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan (the “SERP”) for Mr. Reed. The initial retirement benefit under the SERP was $2.5 million, vesting at the rate of 25% per year beginning on April 23, 2001 (fully vesting on April 23, 2005). In 2004, as part of an amendment to Mr. Reed’s employment agreement extending his employment term, the Company agreed to adjust the initial SERP benefit for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. Also as part of this amendment, the Company agreed to pay Mr. Reed an additional retirement benefit under the SERP of $1.0 million, as adjusted beginning April 23, 2005 for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. This additional SERP benefit vests at the rate of 20% per year, fully vesting on May 1, 2010.

Effective February 4, 2008, the Company and Mr. Reed entered into a new employment agreement, with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). This employment agreement provides that if Mr. Reed’s employment with the Company is terminated for any reason, Mr. Reed would be entitled to receive all of the initial SERP benefit, as adjusted. In addition, upon termination of his employment, Mr. Reed may be entitled to receive part or all of his additional SERP benefit, as adjusted, depending on the circumstances of such termination. See “Potential Payments on Termination or Change of Control” below for estimated potential payouts of Mr. Reed’s additional SERP benefit, as adjusted, assuming that Mr. Reed’s employment was terminated as of December 31, 2008 in each of the circumstances described therein. Mr. Reed may elect to receive his SERP benefits, as adjusted, in the form of one lump sum payment or in the form of up to 15 equal annual installments.

On December 18, 2008, the Company and Mr. Reed entered into an amendment to Mr. Reed’s employment agreement. The amendment provided Mr. Reed with the option of making an irrevocable election to invest his SERP benefit in Company common stock, which election Mr. Reed made. The investment was made by a rabbi trust to which the Company transferred cash in an amount equal to the then-current balance of the SERP benefit. In January 2009 the independent trustee of the rabbi trust purchased a total of 385,242 shares of Company common stock in the open market.

After making the irrevocable election, Mr. Reed is only entitled to a distribution of the Company common stock held by the rabbi trust in satisfaction of his SERP benefit. The Company believes that the ownership of shares of common stock by the rabbi trust and the distribution of those shares to Mr. Reed in satisfaction of his SERP benefit will meet the requirements of Emerging Issues Task Force Issue No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested” so that the Company will not recognize any increase or decrease in expense as a result of subsequent changes in the value of the Company common stock. The terms of the rabbi trust provide that to the extent that the shares owned by the rabbi trust are entitled to vote on any matter, the rabbi trustee will be entitled to vote such shares.

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances with respect to Mr. Reed’s SERP benefit in 2008. For purposes hereof the Company has summarized Mr. Reed’s SERP benefit using the disclosure format prescribed by the Securities and Exchange Commission for nonqualified deferred compensation (under Item 402(i) of Regulation S-K) rather than pension benefits due to the fact that this SERP benefit more closely resembles a “defined contribution” award than a “defined benefit” award. This determination was based on the fact that the SERP benefit in 2008 was based solely on the amounts contributed by the Company to the plan on Mr. Reed’s behalf and the hypothetical investment earnings and losses on such contributions attributable to the performance of mutual funds selected by Mr. Reed.

Aggregate
	Executive			Withdrawals/
	Salary	Registrant	Aggregate	Distributions in	Aggregate
	Deferrals in	Contributions	Earnings	Last FY	Balance
	Last FY ($)	in Last FY ($)	in Last FY ($)	($)	at Last FY ($)
Name (a)	(b)	(c)(1)	(d)(2)	(e)	(f)(3)

Colin V. Reed	—	—	142,023	—	$4,599,168

(1)	As described above, the Company has an obligation to pay to Mr. Reed the initial SERP benefit and the additional SERP benefit, as adjusted for hypothetical investment earnings or losses. None of these amounts have been reported as compensation in the Summary Compensation Table for 2008 or previous years.

(2)	Represents hypothetical investment earnings for both the initial SERP benefit and the additional SERP benefit in 2008. None of the amounts set forth in column (d) are reported as compensation in the Summary Compensation Table for 2008 as a result of the fact that above-market or preferential earnings are not available with respect to the SERP.

(3)	Represents the value of both the initial SERP benefit and the additional SERP benefit, as adjusted, as of December 31, 2008. Mr. Reed is fully vested with respect to $4,073,549 of this amount.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

In February 2008 each of the Company’s named executive officers entered into a new employment agreement with the Company with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other party with prior notice of non-renewal). Mr. Reed’s employment agreement was further amended in December 2008, as described above. Each named executive officer’s employment agreement governs the terms of his cash compensation upon termination. In addition, the provisions of such agreement, the named executive officer’s equity incentive award agreements and the terms of the Company’s incentive and other benefit plans provide for the payment of certain amounts to each named executive officer upon termination. Payments of these amounts generally are conditioned upon the officer’s compliance with the other provisions of his employment agreement, which include limitations upon the use and disclosure of confidential information, restrictions on solicitation of employees and interference with the Company’s business opportunities, and an obligation not to compete with the business of the Company for a specified period following termination of employment.

Description of Potential Payments on Termination or Change of Control

The discussion below outlines the amount of compensation payable to each of the named executive officers of the Company in the event of a termination of employment or following a change of control, as stated in each named executive officer’s employment agreement with the Company. Except as otherwise noted, the discussion below applies to each of the named executive officers.

Payments Made Upon Any Termination of Employment.  Regardless of the manner in which a named executive officer’s employment with the Company is terminated, the officer will be entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	any unpaid portion of any annual cash bonus for prior calendar years;

•	accrued but unpaid vacation pay, unreimbursed employment-related expenses and any other benefits owed to the executive under the Company’s employee benefit plans or policies;

•	all vested 401(k) Savings Plan and Supplemental Deferred Compensation Plan account balances; and

•	in the case of Mr. Reed, all of his initial SERP benefit, as adjusted.

Payments Made Upon Termination of a Named Executive Officer for Cause.  The Company may terminate each named executive officer for “cause,” which is defined as:

•	fraud, self-dealing, embezzlement or dishonesty in the course of the officer’s employment, or any conviction of a crime involving moral turpitude;

•	the officer’s failure to comply with any valid and legal Company directive, or any material uncured breach of obligations under the officer’s employment agreement; or

•	the officer’s failure to adequately perform the officer’s responsibilities, as demonstrated by objective and verifiable evidence showing that the business operations under the officer’s control have been materially harmed as a result of gross negligence or willful misconduct.

If a named executive officer were terminated for cause, the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

Payments Made Upon Resignation of a Named Executive Officer without Good Reason.  Each named executive officer may resign at any time. If the officer’s resignation were not for “good reason” (as defined below), the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

The term “good reason” is defined under each named executive officer’s employment agreement as:

•	any adverse change in the officer’s position or title (whether or not approved by the Board of Directors), an assignment over the officer’s reasonable objection to any duties materially inconsistent with the officer’s current status or a substantial adverse alteration in the nature of the officer’s responsibilities;

•	a reduction in the officer’s annual base salary;

•	the Company’s failure to pay any portion of the officer’s current compensation, or the Company’s failure to continue in effect any material compensatory plan (or an equivalent alternative) in which the officer may participate;

•	permanent relocation of the officer’s principal place of employment with the Company to another location;

•	the Company’s failure to provide the officer with, or material reduction of, an insurance, retirement savings and other benefits package substantially similar to those enjoyed by the Company’s other senior executives in which the officer is entitled to participate; or

•	a material uncured breach of the Company’s obligations under the officer’s employment agreement or the Company’s failure to renew the employment agreement.

Payments Made Upon Death or Disability of a Named Executive Officer.  In the event of a named executive officer’s death or “permanent disability” (defined as a physical or mental incapacity rendering the officer unable to perform job duties for 90 consecutive days or for a total of 180 days in any 12 months), the officer (or the officer’s estate, as applicable) would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	a pro-rata portion of the executive’s annual cash bonus, if any, for the year in which termination occurred;

•	payments under the Company’s disability insurance or life insurance plans, as applicable;

•	the acceleration and immediate release of restrictions with respect to the officer’s outstanding restricted stock and restricted stock unit grants;

•	the accelerated vesting of all outstanding stock option awards (with an exercise period equal to the stated expiration date of the awards);

•	in the case of Mr. Reed, the portion of his additional SERP benefit, as adjusted, vested as of the date of termination; and

•	in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees.

Payments Made Upon Termination of a Named Executive Officer Without Cause or Resignation of a Named Executive Officer for Good Reason (Other Than Within One Year Following a Change of Control). In the event of a named executive officer’s termination without cause (or resignation for good reason), other than within one year following a designated “change of control” of the Company, the officer would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	the following severance payment:

Mr. Reed,
Mr. Kloeppel and	Mr. Fioravanti and
Mr. Caparella	Mr. Todd

two times base salary in the year of termination, plus two times the annual cash incentive bonus for the previous year	one times base salary in the year of termination, plus one times the annual cash incentive bonus for the previous year

•	in the case of Mr. Fioravanti and Mr. Todd, a pro rata portion of the executive’s annual cash bonus, if any, for the year in which the termination occurred;

•	with respect to the restricted stock unit awards granted on February 4, 2008, a pro rata share (based on a four year vesting period) of such awards in the event performance targets for such award are satisfied on February 4, 2012 or if the award is otherwise vested;

•	the immediate release of all restrictions with respect to all other restricted stock and restricted stock unit awards:

Mr. Reed,
Mr. Kloeppel and	Mr. Fioravanti and
Mr. Caparella	Mr. Todd

all awards with restrictions scheduled to lapse within two years of termination	all awards with restrictions scheduled to lapse within one year of termination

•	the ability to exercise all stock option awards vested as of termination, as well as the accelerated vesting and ability to exercise the following additional awards:

Mr. Reed,
Mr. Kloeppel and Mr.	Mr. Fioravanti and
Caparella	Mr. Todd

all unvested stock option awards held at termination scheduled to vest within two years of termination	all unvested stock option awards held at termination scheduled to vest within one year of termination

Mr. Reed, Mr. Kloeppel and Mr. Caparella will have two years from termination to exercise the awards. Mr. Fioravanti and Mr. Todd will have one year from termination to exercise the awards. Additionally, if either Mr. Fioravanti or Mr. Todd had been terminated prior to February 5, 2009, he would have been entitled to the immediate vesting of 33% of the stock options granted on February 4, 2008;

•	in the case of Mr. Reed, the pro-rata portion of his additional SERP benefit, as adjusted, vesting within two years of the date of termination;

•	in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees; and

•	continuation of a monthly car allowance for, in the case of Messrs. Reed, Kloeppel and Caparella, two years following termination, and in the case of Messrs. Fioravanti and Todd, one year following termination.

Payments Made Upon a Termination Without Cause or Resignation for Good Reason Within One Year Following a Change of Control.  In the event of a named executive officer’s termination without cause or resignation for good reason, as defined above, within one year following a designated change of control of the Company, the officer would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	a lump-sum severance payment equal to three times the officer’s base salary for the year in which termination occurred, plus a payment equal to three times the officer’s highest annual cash incentive bonus for the preceding three years;

•	an amount equal to any federal or state excise or other taxes charged to the officer as a result of the receipt of any change of control payments;

•	the immediate release of restrictions with respect to all restricted stock and restricted stock unit awards;

•	the ability to exercise all stock option awards vested as of termination, as well as the accelerated vesting and ability to exercise all unvested stock option awards. Mr. Reed will have two years from termination to exercise the awards, and Messrs. Kloeppel, Caparella, Fioravanti and Todd will have three years from termination to exercise the awards;

•	in the case of Mr. Reed, all of his additional SERP benefit, as adjusted;

•	in the case of Messrs. Kloeppel, Caparella, Fioravanti and Todd, continuation of health care coverage at employee rates for a period of three years following termination, as well as continuation of a monthly car allowance and an annual allowance for financial planning assistance and executive physical examination fees for three years following termination; and

•	in the case of Mr. Reed, continuation of a monthly car allowance for three years following termination and continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees.

Under the terms of each named executive officer’s employment agreement, a “change of control” is deemed to occur if:

•	any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of 35% or more of the outstanding voting stock of the Company;

•	a majority of the incumbent members of the Board of Directors cease to serve on the Board without the consent of the incumbent Board;

•	following a merger, tender or exchange offer, other business combination or contested election, the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity; or

•	the Company sells all or substantially all of its assets.

Summary of Potential Payments on Termination or Change of Control

The tables below estimate the potential payments upon termination or a change of control of the Company for each named executive officer, with the exception of Ms. Buffington, who resigned on October 24, 2008. The actual payments made to Ms. Buffington in connection with the termination of her employment are set forth below. The estimates of potential payments upon termination or a change of control of the Company for each named executive officer assume that the triggering event took place on December 31, 2008 and that the price per share of the Company’s common stock was $10.84 (the closing price per share of the Company’s stock on December 31, 2008). The actual amounts to be paid out to a named executive officer can only be determined at the time of the named executive officer’s termination of employment with the Company.

Colin V. Reed.  The following table shows the potential payments described above for Mr. Reed:

	Involuntary				Involuntary		Involuntary
	Termination for				Termination		Termination
	Cause or				Without		Without Cause or
	Resignation				Cause or		Resignation for
	Without		Death or		Resignation		Good Reason
	Good Reason	Retirement	Disability		for Good Reason		upon a Change
Benefits and Payments Upon Separation	($)	($)	($)		($)		of Control ($)

Cash Severance Payment	—	—	−0−		$3,940,532	(5)	$6,438,099	(6)
Non-Equity Incentive Compensation(1)	—	—	$400,000		−0−		−0−
Accelerated Vesting of Stock Option Awards(2)	—	—	−0−		−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	−0−		−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Unit Awards(3)	—	—	1,972,880		411,017		1,972,880
Accelerated Vesting of Additional SERP Benefit(4)	—	—	788,429		1,314,048		1,314,048
Other Benefits and Perquisites	—	—	139,965	(7)	168,765	(8)	183,165	(9)
Excise Tax and Gross-Up	—	—	−0−		−0−		2,302,409

(1)	Reflects the non-equity incentive bonus for the 2008 fiscal year paid in February 2009, which is also included in the 2008 Summary Compensation Table above.

(2)	No amounts are included with respect to the accelerated vesting of stock option amounts since the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Reed’s stock options.

(3)	Accelerated lapse of restrictions on outstanding restricted stock unit awards is calculated by multiplying the applicable number of shares of common stock issuable upon conversion of the restricted stock unit award granted to Mr. Reed on February 4, 2008 by the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange). These awards vest in whole or in part on the fourth anniversary of the date of grant based on the combination of the Company’s cash EPS CAGR and CCF CAGR over the 2008 through 2011 fiscal years. See “Compensation Discussion and Analysis — Compensation Programs for 2008” for further discussion of the vesting and other requirements of these restricted stock units. The amounts set forth above assume that each such award will vest in full. In the case of Mr. Reed, this column does not include shares of common stock issuable on the ultimate vesting of restricted stock units awarded in 2003 to Mr. Reed pursuant to the PARSUP Program, the vesting of which were deferred by Mr. Reed. See “2008 Option Exercises and

Stock Vested” for additional information about the shares of common stock issuable upon vesting of the PARSUP Program restricted stock units.

(4)	Represents the dollar value of the additional SERP benefit, as adjusted, payable to Mr. Reed upon each of the above-listed events of termination. These amounts do not include the initial SERP benefit, which amount is fully vested. For additional information regarding the initial SERP benefit and additional SERP benefit, see “Nonqualified Deferred Compensation” above.

(5)	Amount equal to two times base salary in effect at December 31, 2008 plus two times cash incentive bonus for the 2007 fiscal year.

(6)	Amount equal to three times base salary in effect at December 31, 2008 plus three times highest incentive cash bonus for the preceding three years.

(7)	Represents the continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 15 years (assuming a life expectancy for Mr. Reed of 76 years and assuming an annual cost to the Company of $9,331, which was the cost to the Company of providing these benefits to Mr. Reed in 2008).

(8)	Consists of (i) $139,965, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 15 years (using the assumptions described in footnote (7) above); and (ii) $28,800, which represents continuation of Mr. Reed’s monthly car allowance for two years following termination.

(9)	Consists of (i) $139,965, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 15 years (using the assumptions described in footnote (7) above); and (ii) $43,200, which represents continuation of Mr. Reed’s monthly car allowance for three years following termination.

David C. Kloeppel.  The following table shows the potential payments described above for Mr. Kloeppel:

						Involuntary
						Termination
						Without
						Cause or
				Involuntary		Resignation
	Involuntary			Termination		for Good
	Termination for			Without		Reason
	Cause or			Cause or		upon a
	Resignation		Death or	Resignation		Change of
	Without Good	Retirement	Disability	for Good		Control
Benefits and Payments Upon Separation	Reason ($)	($)	($)	Reason ($)		($)

Cash Severance Payment	—	—	−0−	$1,650,000	(5)	$3,526,263	(6)
Non-Equity Incentive Compensation(1)	—	—	$200,000	−0−		−0−
Accelerated Vesting of Stock Option Awards(2)	—	—	−0−	−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Awards(3)	—	—	43,360	43,360		43,360
Accelerated Lapse of Restrictions on Restricted Stock Unit Awards(4)	—	—	813,000	169,375		813,000
Other Benefits and Perquisites	—	—	−0−	24,000	(7)	104,250	(8)
Excise Tax and Gross-Up	—	—	−0−	−0−		−0−

(1)	Reflects the non-equity incentive bonus for the 2008 fiscal year paid in February 2009, which is also included in the 2008 Summary Compensation Table above.

(2)	No amounts are included with respect to the accelerated vesting of stock option amounts since the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Kloeppel’s stock options.

(3)	Accelerated lapse of restrictions on outstanding restricted stock awards is calculated by multiplying the applicable number of shares of restricted stock by the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange).

(4)	Accelerated lapse of restrictions on outstanding restricted stock unit awards is calculated by multiplying the applicable number of shares of common stock issuable upon conversion of the restricted stock unit award granted to Mr. Kloeppel on February 4, 2008 by the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange). These awards vest in whole or in part on the fourth anniversary of the date of grant based on the combination of the Company’s cash EPS CAGR and CCF CAGR over the 2008 through 2011 fiscal years. See “Compensation Discussion and Analysis — Compensation Programs for 2008” for further discussion of the vesting and other requirements of these restricted stock units. The amounts set forth above assume that each such award will vest in full.

(5)	Amount equal to two times base salary in effect at December 31, 2008 plus two times cash incentive bonus for the 2007 fiscal year.

(6)	Amount equal to three times base salary in effect at December 31, 2008 plus three times highest incentive cash bonus for the preceding three years.

(7)	Represents the continuation of monthly car allowance for two years following termination.

(8)	Consists of (i) $38,250, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $12,750, which was the cost to the Company of providing these benefits in 2008); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $15,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $15,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

John P. Caparella.  The following table shows the potential payments described above for Mr. Caparella:

Involuntary
				Involuntary		Termination
	Involuntary			Termination		Without Cause or
	Termination for			Without		Resignation for
	Cause or			Cause or		Good Reason
	Resignation		Death or	Resignation		upon a Change
	Without Good	Retirement	Disability	for Good		of Control
Benefits and Payments Upon Separation	Reason ($)	($)	($)	Reason ($)		($)

Cash Severance Payment	—	—	−0−	$1,100,000	(4)	$2,443,383	(5)
Non-Equity Incentive Compensation(1)	—	—	$50,000	−0−		−0−
Accelerated Vesting of Stock Option Awards(2)	—	—	−0−	−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	−0−	−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Unit Awards(3)	—	—	813,000	169,375		813,000
Other Benefits and Perquisites	—	—	−0−	24,000	(6)	104,250	(7)
Excise Tax and Gross-Up	—	—	−0−	−0−		−0−

(1)	Reflects the non-equity incentive bonus for the 2008 fiscal year paid in February 2009, which is also included in the 2008 Summary Compensation table above.
(2)	No amounts are included with respect to the accelerated vesting of stock option amounts since the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Caparella’s stock options.

(3)	Accelerated lapse of restrictions on outstanding restricted stock unit awards is calculated by multiplying the applicable number of shares of common stock issuable upon conversion of the restricted stock unit award granted to Mr. Caparella on February 4, 2008 by the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange). These awards vest in whole or in part on the fourth anniversary of the date of grant based on the combination of the Company’s cash EPS CAGR and CCF CAGR over the 2008 through 2011 fiscal years. See “Compensation Discussion and Analysis — Compensation Programs for 2008” for further discussion of the vesting and other requirements of these restricted stock units. The amounts set forth above assume that each such award will vest in full.

(4)	Amount equal to two times base salary in effect at December 31, 2008 plus two times cash incentive bonus for the 2007 fiscal year.

(5)	Amount equal to three times base salary in effect at December 31, 2008 plus three times highest incentive cash bonus for the preceding three years.

(6)	Represents the continuation of monthly car allowance for two years following termination.

(7)	Consists of (i) $38,250, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $12,750, which was the cost to the Company of providing these benefits in 2008); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $15,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $15,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Mark Fioravanti.  The following table shows the potential payments described above for Mr. Fioravanti:

Involuntary
Termination
Without
				Involuntary		Cause or
	Involuntary			Termination		Resignation
	Termination for			Without		for
	Cause or			Cause or		Good
	Resignation			Resignation		Reason upon
	Without		Death or	for Good		a Change
	Good Reason	Retirement	Disability	Reason		of Control
Benefits and Payments Upon Separation	($)	($)	($)	($)		($)

Cash Severance Payment	—	—	−0−	$325,000	(4)	$1,365,189	(5)
Non-Equity Incentive Compensation(1)	—	—	$50,000	50,000		−0−
Accelerated Vesting of Stock Option Awards(2)	—	—	−0−	−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	−0−	−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Unit Awards(3)	—	—	216,800	45,167		216,800
Other Benefits and Perquisites	—	—	−0−	12,000	(6)	92,250	(7)
Excise Tax and Gross-Up	—	—	−0−	−0−		−0−

(1)	Reflects the non-equity incentive bonus for the 2008 fiscal year paid in February 2009, which is also included in the 2008 Summary Compensation Table above.

(2)	No amounts are included with respect to the accelerated vesting of stock option amounts since the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Fioravanti’s stock options.

(3)	Accelerated lapse of restrictions on outstanding restricted stock unit awards is calculated by multiplying the applicable number of shares of common stock issuable upon conversion of the restricted stock unit award granted to Mr. Fioravanti on February 4, 2008 by the closing market price of our common stock on

December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange). These awards vest in whole or in part on the fourth anniversary of the date of grant based on the combination of the Company’s cash EPS CAGR and CCF CAGR over the 2008 through 2011 fiscal years. See “Compensation Discussion and Analysis — Compensation Programs for 2008” for further discussion of the vesting and other requirements of these restricted stock units. The amounts set forth above assume that each such award will vest in full.

(4)	Amount equal to one times base salary in effect at December 31, 2008 plus one times cash incentive bonus for the 2007 fiscal year.

(5)	Amount equal to three times base salary in effect at December 31, 2008 plus three times highest incentive cash bonus for the preceding three years.

(6)	Represents the continuation of monthly car allowance for one year following termination.

(7)	Consists of (i) $38,250, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $12,750, which was the cost to the Company of providing these benefits in 2008); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Carter R. Todd.  The following table shows the potential payments described above for Mr. Todd:

Involuntary
Termination
				Involuntary		Without
				Termination		Cause or
				Without		Resignation
	Involuntary			Cause or		for Good
	Termination for			Resignation		Reason upon
	Cause or Resignation		Death or	for Good		a Change
	Without Good Reason	Retirement	Disability	Reason		of Control
Benefits and Payments Upon Separation	($)	($)	($)	($)		($)

Cash Severance Payment	—	—	−0−	$355,000	(4)	$1,501,890	(5)
Non-Equity Incentive Compensation(1)	—	—	$55,000	55,000		−0−
Accelerated Vesting of Stock Option Awards(2)	—	—	−0−	−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Awards	—	—	−0−	−0−		−0−
Accelerated Lapse of Restrictions on Restricted Stock Unit Awards(3)	—	—	216,800	45,167		216,800
Other Benefits and Perquisites	—	—	−0−	12,000	(6)	93,711	(7)
Excise Tax and Gross-Up	—	—	−0−	−0−		−0−

(1)	Reflects the non-equity incentive bonus for the 2008 fiscal year paid in February 2009, which is also included in the 2008 Summary Compensation Table above.

(2)	No amounts are included with respect to the accelerated vesting of stock option amounts since the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Mr. Todd’s stock options.

(3)	Accelerated lapse of restrictions on outstanding restricted stock unit awards is calculated by multiplying the applicable number of shares of common stock issuable upon conversion of the restricted stock unit award granted to Mr. Todd on February 4, 2008 by the closing market price of our common stock on December 31, 2008 ($10.84 per share as reported on the New York Stock Exchange). These awards vest in whole or in part on the fourth anniversary of the date of grant based on the combination of the Company’s cash EPS CAGR and CCF CAGR over the 2008 through 2011 fiscal years. See

“Compensation Discussion and Analysis — Compensation Programs for 2008” for further discussion of the vesting and other requirements of these restricted stock units. The amounts set forth above assume that each such award will vest in full.

(4)	Amount equal to one times base salary in effect at December 31, 2008 plus one times cash incentive bonus for the 2007 fiscal year.

(5)	Amount equal to three times base salary in effect at December 31, 2008 plus three times highest incentive cash bonus for the preceding three years.

(6)	Represents the continuation of monthly car allowance for one year following termination.

(7)	Consists of (i) $39,711, which represents the continuation of the Company’s standard level of health insurance coverage for three years following termination (assuming an annual cost to the Company of $13,237, which was the cost to the Company of providing these benefits in 2008); (ii) $36,000, which represents continuation of monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial counseling services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Melissa Buffington.  The following table shows the actual payments made to Ms. Buffington in connection with the termination of her employment on October 24, 2008:

Benefits and Payments
Upon Separation

Cash Severance Payment	$466,978
Non-Equity Incentive Compensation	−0−
Accelerated Vesting of Stock Option Awards(1)	−0−
Accelerated Lapse of Restrictions on
Restricted Stock Awards	−0−
Accelerated Lapse of Restrictions on Restricted Stock Unit Awards(2)	−0−
Other Benefits and Perquisites	−0−
Excise Tax and Gross-Up	−0−

(1)	No amounts are included with respect to the accelerated vesting of stock option amounts since the closing market price of our common stock on October 24, 2008 ($17.28 per share as reported on the New York Stock Exchange) was less than the respective exercise price of each of Ms. Buffington’s stock options.

(2)	In connection with her resignation, Ms. Buffington will be eligible to receive up to 3,750 shares of common stock issuable upon vesting of the restricted stock unit awards granted on February 4, 2008 if the applicable performance criteria are met. The vesting of these restricted stock unit awards was not accelerated.

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. Our independent registered public accounting firm will audit our consolidated financial statements for 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009. This appointment has been submitted for your ratification. If you do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP will attend the Annual Meeting and will have an opportunity to speak and respond to your questions.

Fee Information

The following table presents fees for audit, audit-related, tax and other services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the years ended December 31, 2008 and 2007:

	2008	2007

Audit Fees	$1,136,569	$1,092,132
Audit-Related Fees	−0−	228,737
Tax Fees	259,516	430,613
All Other Fees	−0−	−0−

	$1,396,085	$1,751,482

The fees for audit services during 2008 and 2007 include fees associated with the audit of our consolidated financial statements, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, issuances of comfort letters and assistance with documents filed with the Securities and Exchange Commission and reviews of our 2008 and 2007 quarterly financial statements. Fees for audit-related services in 2007 consist of work performed in connection with separate audits of the financial statements of disposed operations. Fees for tax services relate to tax compliance matters, tax advice and planning, and tax assistance with transactions contemplated or completed by us during 2008 and 2007. There were no fees for other services provided by Ernst & Young LLP in 2008 or 2007. Ernst & Young LLP did not provide professional services during 2008 or 2007 related to financial information systems design and implementation.

Audit Committee Pre-Approval Policy

All audit, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for pre-approval of audit, audit-related services, tax services and other services specifically described by the Audit Committee on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal. Broker nonvotes will not affect this proposal, provided that a quorum has been established. However, as discussed elsewhere in this proxy statement, both abstentions and broker nonvotes will factor into the determination of the existence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors on February 4, 2004. The charter can also be found on the Company’s website at www.gaylordentertainment.com under “Corporate Governance” on the Investor Relations page. The charter is also available in print to any stockholder who requests it by making a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214. During the fall of 2008 the Audit Committee conducted a self-evaluation in order to assess the effectiveness of the Committee, and at its November 2008 meeting the Audit Committee members discussed the results of the self-evaluation process.

The Audit Committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the system of internal control over financial reporting which management and the Board of Directors have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance. As part of its oversight of the Company’s financial statements, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2008, and the financial statements for the three years ended December 31, 2008, with management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented; and

•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee, and has discussed with Ernst & Young LLP its independence.

The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services described in “Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm — Fee Information” above is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee does not complete all of its reviews prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of Ernst & Young LLP, which in its report expresses an opinion on the conformity of the Company’s annual financial statements with generally accepted accounting principles.

In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

R. BRAD MARTIN, CHAIRMAN
MICHAEL J. BENDER
E. K. GAYLORD II
RALPH HORN

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of those forms and certain written representations from reporting persons, we believe that in 2008 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

ADDITIONAL INFORMATION

Stockholder Nominations of Candidates for Board Membership

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the record date for the meeting and on the date of notice of the meeting, and who delivers timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in our Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of a nomination to be voted on at an annual meeting, by February 6, 2010, but not before January 7, 2010 (or, if the annual meeting is called for a date that is not within 30 days of May 7, 2010, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the presiding officer at a meeting determines that a nomination was not properly made in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

Stockholder Proposals for 2010 Annual Meeting

If you would like to submit a proposal for inclusion in our proxy statement for the 2010 annual meeting, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on December 4, 2009.

If you want to bring business before the 2010 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, our Bylaws require that you deliver a notice in proper written form (and provide all information required by our Bylaws) to our Secretary by February 6, 2010, but not before January 7, 2010 (or, if the annual meeting is called for a date that is not within 30 days of May 7, 2010, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). If the presiding officer at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting and your business will not be transacted at that meeting.

Requests for Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, excluding certain of the exhibits thereto, may be obtained without charge by writing to the Company’s Investor Relations department at the address set forth below.

Our 2008 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report to Stockholders is not part of the proxy solicitation materials. In certain instances, one copy of the Company’s Annual Report to Stockholders and proxy statement may be delivered to two or more stockholders who share an address. For voting purposes, a separate proxy card will be included for each stockholder at a shared address. Stockholders sharing an address who are receiving multiple copies of the Company’s annual reports or proxy statements may request delivery of a single copy, and stockholders sharing an address who are receiving a single copy of these documents may request delivery of multiple copies. Such requests can be made orally or in writing and should be directed to the attention of Investor Relations at the following address (which is the address of our principal executive offices): Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, (615) 316-6000.

GAYLORD ENTERTAINMENT COMPANY
Proxy for Annual Meeting of Stockholders
to be held on May 7, 2009
Solicited on behalf of the Board of Directors of Gaylord Entertainment Company
     The undersigned hereby appoints Colin V. Reed, Ralph Horn and Carter R. Todd, and each of them, as proxies, with full power of substitution, to vote all shares that the undersigned would be entitled to cast if personally present at the meeting and any adjournment or postponement thereof at the Annual Meeting of Stockholders of Gaylord Entertainment Company (the “Company”) to be held at the Gaylord Opryland Resort and Convention Center, 2800 Opryland Drive, Nashville, Tennessee, on Thursday, May 7, 2009, at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof.
     The undersigned hereby revokes any proxy heretofore given to vote or act with respect to all shares of the common stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.
     If one or more of the proxies named shall be present in person or by substitute at the Annual Meeting or at any adjournments(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
     This proxy also provides voting instructions for shares held by Wilmington Trust Company, the Trustee for the Company’s 401(k) Savings Plan, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in this plan. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.
     This card should be voted by mail, Internet or telephone, in time to reach the Company’s proxy tabulator, Broadridge, by 11:59 p.m. Eastern time on May 6, 2009, for all registered shares to be voted and by 11:59 p.m. Eastern time on May 5, 2009, for the Trustee to vote the plan shares.

GAYLORD ENTERTAINMENT COMPANY.
Vote on Directors
1. Election of Directors
Nominees:

01) Glenn J. Angiolillo	04) Ralph Horn	07) Robert S. Prather, Jr.	10) Michael I. Roth
02) Michael J. Bender	05) David W. Johnson	08) Colin V. Reed	11) Robert B. Rowling
03) E K Gaylord II	06) Ellen Levine	09) Michael D. Rose
☐ For All
☐ Withhold All
☐ For All Except
To withhold authority to vote for any individual nominee, mark “For All Except” and write the number(s) of the nominee(s) on the line below:

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In the discretion of the proxies on any other matter that may properly come before said meeting or any adjournment(s) or postponement(s) thereof.

These shares will be voted in accordance with your specifications. If no choice is specified, shares will be voted FOR the election of the eleven (11) nominees set forth below, voted FOR ratification of the appointment of the Company’s independent registered public accounting firm, and, in the discretion of the proxies, FOR or AGAINST any other matter that may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, in each case as more fully set forth in the accompanying proxy statement of the Company.

Please date this proxy and sign your name exactly as it appears on the stock certificate. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature

Date:

Signature (Joint Owners)

Date: